                                                                 Exhibit (a)(1)

                          Offer to Purchase for Cash
                         Up to $514,286,000 Aggregate
                        Principal Amount at Maturity of
                  Zero Coupon Convertible Debentures Due 2018
                                      of
                               AMF Bowling, Inc.
                                      at
                $140.00 Per $1,000 Principal Amount at Maturity

--------------------------------------------------------------------------------
 SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE OFFER AND WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 28, 1999, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST EXTENSION THEREOF, IF EXTENDED, THE "EXPIRATION DATE"). DEBENTURES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.
--------------------------------------------------------------------------------

  AMF Bowling, Inc. ("AMF Bowling") hereby offers (the "Offer") to purchase upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), a minimum of $450,000,000 aggregate principal amount at maturity (40%) and up to $514,286,000 aggregate principal amount at maturity (45.7%) of its Zero Coupon Convertible Debentures due 2018 (the "Debentures") at a cash purchase price of $140.00 per $1,000 principal amount at maturity (the "Repurchase Price").

  The Debentures are designated for trading in the PortalSM Market ("PORTAL"). The closing bid quotation per $1,000 principal amount at maturity of the Debentures, as reported by Morgan Stanley & Co. Incorporated ("Morgan Stanley"), a market maker for the Debentures, on June 25, 1999 was $135.0. The Debentures are convertible into shares of common stock, par value $0.01 per share, of AMF Bowling (the "Common Stock"), at a rate of 8.6734 shares per $1,000 principal amount at maturity of Debentures, without giving effect to any adjustments to the conversion rate as a result of the Rights Offering (as hereinafter defined). The Common Stock is listed on The New York Stock Exchange, Inc. (the "NYSE") under the symbol "PIN". The reported closing price per share of Common Stock on the NYSE Composite Tape on June 25, 1999 was $6 5/16.

                               ----------------

  See "Risk Factors" and "Certain Federal Income Tax Consequences" for discussions of certain factors that should be considered by holders of Debentures in evaluating the Offer.

                               ----------------

  Unless the Offer is terminated or amended, the consummation of the Offer is conditioned, unless waived by AMF Bowling, upon (i) the closing on subscriptions obtained through exercise of the rights issued pursuant to the Rights Offering which is being conducted concurrently with the Offer with proceeds of at least $120,000,000, (ii) Debentures in an aggregate principal amount at maturity of not less than $450,000,000 (40%) being validly tendered in the Offer and not validly withdrawn (the "Minimum Tender Amount") and (iii) satisfaction of the General Conditions (as hereinafter defined). Unless the Offer is terminated, if all of the conditions to the Offer have been satisfied or waived, Holders (as hereinafter defined) whose Debentures are validly tendered by the Expiration Date and not withdrawn will receive the Repurchase Price with respect to such Debentures.

  The Offer and the concurrent Rights Offering are part of a recapitalization plan being undertaken by AMF Bowling and explained in greater detail in this Offer to Purchase. The funds required to purchase validly tendered Debentures and to pay fees and expenses related to the Offer are to be provided from the proceeds of the Rights Offering.

  AMF Bowling will accept for purchase up to $514,286,000 aggregate principal amount at maturity of the Debentures. If Debentures having an aggregate principal amount at maturity in excess of $514,286,000 are

                                                  (continued on following page)

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER

                                 June 29, 1999
validly tendered and not withdrawn, AMF Bowling will purchase Debentures in aggregate principal amount at maturity of $514,286,000, pro rata in an amount per Holder equal to (i) a fraction the numerator of which is such Holder's total principal amount at maturity of Debentures tendered and the denominator of which is the total principal amount at maturity of all Debentures tendered, multiplied by (ii) $514,286,000 ("Pro Rata Acceptance"). Debentures may be tendered only in integral multiples of $1,000 principal amount at maturity.

  Affiliates of Goldman, Sachs & Co. ("Goldman Sachs") and affiliates of Kelso & Co. ("Kelso"), which own in the aggregate a majority of the Common Stock and approximately $495,950,000 principal amount at maturity of the Debentures and whose affiliates are directors of AMF Bowling, have indicated that they currently expect to tender all of their Debentures in the Offer, subject to market conditions, although they are not obligated to do so.

                               ----------------

  Any questions or requests for assistance may be directed to Morgan Stanley & Co. Incorporated, which is acting as dealer manager for the Offer (the "Dealer Manager"), at the address and telephone number set forth on the last page of this Offer to Purchase. The Dealer Manager is also acting as financial advisor to the Board of Directors (the "Board") of AMF Bowling in connection with the recapitalization plan, including the Rights Offering and the Offer. It is also advising a special committee (the "Special Committee") of the Board on matters relating to the Offer, including the pricing thereof. Requests for copies of the Offer materials should be directed to D.F. King & Co., Inc., which is acting as information agent for the Offer (the "Information Agent"), at the address and telephone number set forth on the last page of this Offer to Purchase or to a Holder's broker, dealer, commercial bank, trust company or other nominee. None of AMF Bowling, the Board, the Special Committee, the Trustee (as hereinafter defined), the Depositary (as hereinafter defined), the Dealer Manager or the Information Agent makes any recommendation as to whether or not Holders should tender any or all of their Debentures in the Offer. Each holder must make its own decision as to whether to tender Debentures pursuant to the Offer and, if so, the principal amount at maturity of Debentures to tender.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Important Information......................................................   4
Available Information......................................................   6
Incorporation of Certain Documents by Reference............................   6
Disclosure Regarding Forward-looking Statements............................   7
Summary....................................................................   8
Risk Factors...............................................................  10
Recent Developments........................................................  16
AMF Bowling................................................................  17
The Debentures.............................................................  21
Market Price Information...................................................  22
Selected Historical and Pro Forma Financial Data...........................  23
Capitalization.............................................................  25
Background and Purpose of the Offer........................................  26
The Offer..................................................................  27
Procedures for Tendering Debentures........................................  30
Ownership of Debentures....................................................  34
Sources and Amount of Funds................................................  35
Certain Federal Income Tax Consequences....................................  35
Dealer Manager.............................................................  37
The Depositary.............................................................  38
Information Agent..........................................................  38
Fees and Expenses..........................................................  38
Indemnification............................................................  38
Miscellaneous..............................................................  38

  Subject to applicable securities laws and the terms set forth in this Offer to Purchase, AMF Bowling reserves the right (i) to terminate the Offer, (ii) to waive any and all unsatisfied conditions to the Offer, (iii) to extend the Expiration Date or (iv) to otherwise amend the Offer in any respect. Any such waiver, termination, extension or amendment may be made by press release or such other means of announcement as AMF Bowling deems appropriate, subject to compliance with applicable laws.

                             IMPORTANT INFORMATION

  This Offer to Purchase and the accompanying Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

  In order to validly tender Debentures in the Offer, a Holder must, on or before the Expiration Date, deliver to ChaseMellon Shareholder Services, L.L.C. ("the Depositary") at the address set forth on the last page of this Offer to Purchase a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message (as hereinafter defined), and any other documents required by the instructions to such Letter of Transmittal, together with the Debentures (or such Debentures must be transferred pursuant to the procedures for book-entry transfer described therein and a confirmation of such book-entry transfer, including an Agent's Message, must be received by the Depositary, on or before the Expiration
Date). If a Holder does not deliver such documents on or before the Expiration Date, the Holder will not be eligible to receive the Repurchase Price.

  Only (i) those persons in whose name Debentures are registered in the registry maintained by the Trustee under the Indenture or (ii) persons, such as brokers, dealers, commercial banks, trust companies and other nominees, who are participants in the Depository Trust Company ("DTC") (or a substitute book-entry transfer facility) and whose names appear on a security listing as owners of the Debentures (collectively, the "Holders"), will be eligible to tender Debentures. Any beneficial owner whose Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Debentures should contact promptly such registered Holder. See "Procedures for Tendering Debentures" and the accompanying Letter of Transmittal.

  The Depositary and DTC have confirmed that the Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer Debentures to the Depositary in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Depositary for its acceptance. The Depositary will establish an account with respect to the Debentures at DTC for purposes of the Offer, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Debentures by causing DTC to transfer such Debentures into the Depositary's account at DTC in accordance with DTC's procedure for such transfer. Although tenders of Debentures may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, must, in any case, be transmitted to and received by the Depositary at the address set forth on the last page of this Offer to Purchase on or before the Expiration Date or the Holder must comply with the guaranteed delivery procedures described herein. See "Procedures for Tendering Debentures."

  The method of delivery of Debentures and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Debentures and delivering the Letter of Transmittal and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or before the Expiration Date.

  Tendering Holders will not be obligated to pay any fees to the Dealer Manager, the Information Agent or the Depositary.

  This Offer to Purchase does not constitute an offer to any person in any jurisdiction in which such offer would be unlawful, and the Offer is not made to, and tenders will not be accepted from, Holders in states in which the Offer or acceptance thereof would constitute a violation of the securities or blue sky laws of such jurisdiction. In accordance with various state securities laws applicable to the Offer which require the Offer to be made to the public by a licensed broker or dealer, the Offer is hereby made to the Holders residing in each such state by the Dealer Manager on behalf of AMF Bowling.

  No person has been authorized to make any recommendation on behalf of AMF Bowling as to whether the Holder should tender Debentures pursuant to the Offer. No person has been authorized to give any information or to make any representation in connection therewith, other than those contained herein or in the accompanying Letter of Transmittal. If made or given, such recommendation or any such information or representation must not be relied upon as having been authorized by AMF Bowling.

  Although it has no obligation to do so, AMF Bowling reserves the right in the future to seek to acquire Debentures not tendered in the Offer by means of open market purchases, privately negotiated acquisitions, subsequent exchange or tender offers, redemptions or otherwise, at prices or on terms which may be higher or lower or more or less favorable than those in the Offer.

                             AVAILABLE INFORMATION

  AMF Bowling is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning AMF Bowling can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that have filed electronically with the Commission, including AMF Bowling. The Common Stock is listed and traded on the NYSE and such reports, proxy statements and other information concerning AMF Bowling may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  This Offer to Purchase constitutes a part of an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") filed with the Commission by AMF Bowling pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule 13E-4 and all exhibits thereto are incorporated in this Offer to Purchase by reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by AMF Bowling (File No. 001-13539) with the Commission under the Exchange Act, are incorporated herein by reference:

  (a) AMF Bowling's Annual Report on Form 10-K for the year ended December 31, 1998;

  (b) AMF Bowling's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

  (c) AMF Bowling's Current Reports on Form 8-K dated May 5, 1999, June 28, 1999 and June 29, 1999;

  (d) AMF Bowling's Information Statement on Schedule 14C dated May 5, 1999;
      and

  (e) AMF Bowling's Registration Statement on Form S-3 filed with the Commission on May 5, 1999 and Amendment No. 1 thereto filed with the Commission on June 28, 1999 (Registration Statement No. 333-77763 (the "Registration Statement")).

  All documents filed with the Commission by AMF Bowling pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or subsequent to the date hereof and prior to the Expiration Date shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

  The documents incorporated by reference herein (other than exhibits to such documents that are not specifically incorporated by reference herein) are available without charge to any person to whom this Offer to Purchase has been delivered upon written or oral request to AMF Bowling, Inc., 8100 AMF Drive, Richmond, Virginia 23111, Attention: Renee Antolik, Vice President, Investor Relations and Financial Reporting, telephone: (804) 730-4402.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  Certain matters discussed in this Offer to Purchase (and in the documents incorporated by reference) contain forward-looking statements, which are statements other than historical information or statements of current condition. The following statements are or may be forward-looking statements: statements set forth in this Offer to Purchase or statements incorporated by reference from documents filed with the Commission, including possible or assumed future results of the Company's (as hereinafter defined) operations, including but not limited to any statements contained in this Offer to Purchase or those documents concerning: (i) the manner, timing and expected results of AMF Bowling's recapitalization plan and related activities and charges, (ii) the expected success of the Company's plans to improve its bowling centers operations, including revenue enhancement and cost management programs, (iii) the ability of the Company's new management to execute its strategies, (iv) the success of the recent management reorganization of the Company's bowling centers and bowling products businesses, (v) the ability to increase the pace of the Company's bowling center acquisition program, (vi) the expected success of changes contemplated in the Company's bowling products business, (vii) the Company's expectations concerning the Asia Pacific region and the joint distribution and related arrangements with Shanghai Zhonglu Industrial Corporation ("Zhonglu"), (viii) the success of the Company's employee incentive efforts, (ix) the outcome of existing or potential litigation, (x) the timing or amount of any changes in the interest expense of the Company's indebtedness, (xi) the Company's ability to generate cash flow to service its indebtedness and meet its debt payment obligations, (xii) the amounts of capital expenditures needed to maintain or improve the Company's bowling centers, (xiii) any statements preceded by, followed by or including the words "believes," "expects," "predicts," "anticipates," "intends," "estimates," "should," "may" or similar expressions and (xiv) other statements contained or incorporated by reference in this Offer to Purchase regarding matters that are not historical facts.

These forward-looking statements relate to the plans and objectives of the Company or future operations. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this Offer to Purchase should not be regarded as a representation by AMF Bowling or any other person that the objectives or plans of the Company will be achieved. Many factors could cause the Company's actual results to differ materially from those in the forward-looking statements, including: (i) the Company's ability, and the ability of its new management team, to carry out the Company's long-term business strategies, including increasing the pace of the Company's acquisition program, (ii) the Company's ability to integrate acquired operations into its business, (iii) the Company's ability to identify and develop new bowling markets to assist its growth, (iv) the continuation of adverse financial results and substantial competition in the Company's bowling products business, (v) the Company's ability to retain and attract experienced bowling center management, (vi) the continuation or worsening of economic difficulties in overseas markets, including the Asia Pacific region, (vii) the risk of adverse political acts or developments in the Company's existing and proposed international markets, (viii) the fluctuations in foreign currency exchange rates affecting the Company's translation of operating results, (ix) continued or increased competition, (x) the popularity of bowling, (xi) the decline in general economic conditions, (xii) the status or effectiveness of the Company's Year 2000 efforts, (xiii) adverse judgments in pending or future litigation, (xiv) the Company's ability to effectively implement the joint distribution and related arrangements with Zhonglu, (xv) changes in interest and exchange rates and (xvi) the other factors discussed under "Risk Factors."

  The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included elsewhere in this Offer to Purchase. AMF Bowling undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. See "Risk Factors."

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase. Many of the statements in this Offer to Purchase are forward-looking in nature and, accordingly, whether they prove to be accurate is subject to many risks and uncertainties. See "Disclosure Regarding Forward-Looking Statements" and "Risk Factors."

                                  AMF Bowling

  AMF Bowling is a holding company, conducts all of its business through subsidiaries and has only limited management service operations of its own. Unless the context indicates otherwise, the terms the "Company" or "AMF" as used herein refer to AMF Bowling and its subsidiaries.

  AMF is the largest owner and operator of bowling centers in the world. On June 21, 1999, the Company owned and operated 541 bowling centers throughout the world, with 418 centers in the United States and 123 centers in 10 other countries. AMF is also a world leader in the manufacture and sale of bowling and other recreational products.

  AMF was acquired in 1996 (the "Acquisition") by an investor group led by an affiliate of Goldman Sachs. The original investor group currently owns approximately 73.6% of the Common Stock.

                      Background and Purpose of the Offer

  The Offer is part of a comprehensive recapitalization plan designed to reduce the Company's overall debt burden, provide additional financial flexibility and allow the Company to increase the pace of its acquisition program on a selective basis.

                                Rights Offering

  On or about July 7, 1999, AMF Bowling will distribute to each record holder of Common Stock, at no charge, .4698 transferable rights for each share of Common Stock owned (the "Rights Offering"), pursuant to a Prospectus (the "Prospectus") dated June 28, 1999, which forms a part of the Registration Statement. Each right issued under the Rights Offering entitles the holder to purchase one share of Common Stock at a subscription price of $5.00 per share. Each right carries with it a basic subscription privilege, an over-subscription privilege and a conditional over-subscription privilege as described in the Prospectus. The Rights Offering is part of a recapitalization plan being undertaken by AMF Bowling.

  Through the concurrent Rights Offering, which is part of the recapitalization plan, AMF Bowling seeks to raise up to $140 million. A portion of the net proceeds of the Rights Offering will be used to purchase validly tendered Debentures and to pay fees and expenses related to the Offer.


                                   The Offer

Securities Tendered       Zero Coupon Convertible Debentures due 2018.
For

CUSIP Nos.                03113VAA7 and 03113VAB5

Aggregate Principal       $1,125,000,000
Amount at Maturity
of Currently Outstanding
Debentures

Expiration Date           The Offer will expire at 12:00 midnight, New York
                          City time, on July 28, 1999 (unless extended by AMF
                          Bowling in its sole discretion or earlier terminated).

Repurchase Price          AMF Bowling is offering to purchase, upon the terms and
                          subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal, up to $514,286,000 aggregate principal amount at maturity (45.7%) of outstanding
                          Debentures (the "Maximum Tender Amount") for a cash purchase price of $140.00 per $1,000 principal amount at maturity. The
                          Debentures were issued pursuant to the terms of an indenture, dated as of May 12, 1998 (the "Indenture"), between AMF
                          Bowling and The Bank of New York, as trustee (the "Trustee").

Acceptance of             Promptly after the Expiration Date and subject to the
Debentures for            satisfaction or waiver of all relevant conditions, AMF Bowling
Purchase; Payment         will accept for purchase, and pay for, up to $514,286,000
for Debentures; Pro Rata  aggregate principal amount at maturity of Debentures validly
Acceptance                tendered under the Offer as of the Expiration Date and not withdrawn. If Debentures having an aggregate principal amount at maturity in excess of $514,286,000 are tendered, AMF
                          Bowling will purchase $514,286,000 aggregate principal amount at maturity, pro rata in an amount per Holder equal to (i) a fraction the numerator of which is such Holder's total
                          principal amount at maturity of Debentures tendered and the denominator of which is the total principal amount at maturity of all Debentures tendered, multiplied by (ii) $514,286,000.
                          Debentures may be tendered only in integral multiples of
                          $1,000 principal amount at maturity.

Withdrawal of Tenders     Tenders of Debentures may be withdrawn on or before the
                          Expiration Date. In order to be effective, withdrawals of
                          Debentures must comply with the respective procedures therefor described under "Procedures for Tendering Debentures--
                          Withdrawal Rights." Tenders of any Debentures may also be
                          withdrawn if the Offer is terminated without any such
                          Debentures being purchased thereunder or as otherwise provided herein. In the event of any termination of the Offer, the
                          Debentures tendered pursuant to the Offer will be returned promptly to the tendering Holder.

Conditions; Minimum       The Offer is being made as part of the Company's
Tender Amount             recapitalization plan, which includes the Rights Offering. AMF
                          Bowling's obligation to accept for purchase, and to pay for,
                          Debentures validly tendered pursuant to the Offer is
                          conditioned upon (i) the closing on subscriptions obtained through exercise of the rights pursuant to the Rights Offering with proceeds of at least $120,000,000, (ii) Debentures in an aggregate principal amount at maturity of not less than
                          $450,000,000 (40%) (the "Minimum Tender Amount") being validly tendered in the Offer and not withdrawn and (iii) satisfaction of the General Conditions.

Amendment; Waiver         AMF Bowling reserves the right (i) to terminate the Offer,
                          (ii) to waive any and all unsatisfied conditions to the Offer,
                          (iii) to extend the Expiration Date or (iv) to otherwise amend the Offer in any respect. If AMF Bowling makes a material
                          change in the terms of the Offer or waives a material
                          condition of the Offer, AMF Bowling will disseminate
                          information concerning such change or waiver and will extend the Offer, in each case to the extent required by law. Any amendment applicable to the Offer will apply to all Debentures tendered pursuant to the Offer.

How to Tender             In order to validly tender Debentures in the Offer, a record
                          Holder must, on or before the Expiration Date, deliver to the
                          Depositary at the address set forth on the last page of this
                          Offer to Purchase a properly completed and duly executed
                          accompanying Letter of Transmittal (or manually signed
                          facsimile thereof) or an Agent's Message, and any other
                          documents required by the instructions in the Letter of
                          Transmittal, together with such Debentures or such Debentures must be transferred pursuant to the procedures for

                        book-entry transfer described in the Letter of Transmittal and a confirmation of such book-entry transfer, including an
                        Agent's Message, must be received by the Depositary.

Guaranteed Delivery     A Holder who desires to tender Debentures and who cannot
                        comply with the procedures set forth herein on a timely basis or whose Debentures are not immediately available may tender such Debentures by following the procedures for guaranteed delivery set forth herein. See "Procedures for Tendering
                        Debentures--Guaranteed Delivery Procedures" and the Letter of
                        Transmittal.

Special Procedures for  Any beneficial owner whose Debentures are registered in the
Beneficial Owners       name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Debentures should
                        promptly contact such registered Holder. See "Procedures for
                        Tendering Debentures" and the Letter of Transmittal.

Certain Consequences    Holders should consider the consequences of not tendering
of Not Tendering        their Debentures. See "Risk Factors."

Dealer Manager          AMF Bowling has retained Morgan Stanley & Co. Incorporated to act as the dealer manager in connection with the Offer. The
                        Dealer Manager is also serving as the financial advisor to the
                        Board and the Special Committee. In its capacity as the Dealer
                        Manager, Morgan Stanley may contact Holders regarding the
                        Offer and may request brokers, dealers, commercial banks,
                        trust companies and other nominees to forward this Offer to
                        Purchase and related materials to beneficial owners of
                        Debentures.

Depositary              The Depositary for the Offer is ChaseMellon Shareholder
                        Services, L.L.C.

Information Agent       The Information Agent for the Offer is D.F. King & Co., Inc.

                                 RISK FACTORS

  In deciding whether to participate in the Offer, each Holder should consider carefully, in addition to the other information contained or incorporated by reference herein, the following:

Market and Trading Information.

  The Debentures are currently listed for quotation on PORTAL. Although AMF Bowling expects the Debentures to continue to be listed for quotation on PORTAL following completion of the Offer, to the extent that Debentures are tendered and accepted for payment in the Offer, the trading market for Debentures that remain outstanding will be significantly more limited, which is likely to adversely affect the liquidity of the Debentures. If Debentures in an aggregate principal amount at maturity equal to the Maximum Tender Amount are purchased in the Offer, only $610,714,000 aggregate principal amount at maturity (54.3%) of Debentures will remain outstanding. If Debentures in an aggregate principal amount at maturity equal to the Minimum Tender Amount are purchased in the Offer, only $675,000,000 aggregate principal amount at maturity (60%) of Debentures will remain outstanding. An issue of securities with a smaller float may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Debentures that are not tendered or not purchased in the Offer may be adversely affected to the extent that the amount of the Debentures purchased pursuant to the Offer reduces the float. The reduced float also will tend to make the trading prices of the Debentures that are not tendered or purchased more volatile. As a result, there can be no assurance as to the depth or liquidity of the trading market for the Debentures after consummation of the Offer. Further, the Debentures are currently trading at a significant discount from their issue price and, if the Company's recapitalization plan (of which the Offer is a part) is successful, the trading price of the Debentures which remain outstanding may increase to levels in excess of the Repurchase Price. After the Expiration Date, AMF Bowling may purchase additional Debentures in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise, subject to compliance with the Indenture and applicable law. Any future purchases may be on the same terms or on terms that may be more or less favorable to Holders than the terms of the Offer.

The Bowling Products Business has Experienced Significant Problems, Particularly in the Asia Pacific Region.

  In recent years, most of the Company's new center package sales have been to international markets, primarily Asia Pacific countries such as China, Taiwan and South Korea. New center package sales to China, Japan and other markets in the Asia Pacific region represented 52.8% of the Company's new center package sales for 1998, compared to 72.7% for 1997 and 66.5% of the Company's new center package sales for the first quarter of 1999, compared to 53.2% for the first quarter of 1998. Economic difficulties in the Asia Pacific region have had and will continue to have an adverse impact on new center package sales, shipments and order backlog. Another reason for the decline in new center package sales is the limited availability of financing for customers desiring to build new bowling centers, especially in the Asia Pacific region. In addition, Zhonglu, a Chinese manufacturer of bowling equipment, has become a significant competitor in China. As discussed under "Recent Developments" and "AMF Bowling--Bowling Products Business", the Company recently entered into three year joint distribution agreements with Zhonglu as well as a trademark license agreement and option agreement. Under these agreements, among other matters, the Company will exclusively distribute certain Zhonglu products and parts outside of China and Zhonglu will exclusively distribute AMF products and parts inside China. There can be no assurance that the arrangements with Zhonglu will be successful or that other Chinese or other foreign or domestic competitors will not begin selling bowling equipment within or outside China.

  At the end of 1998, new center package backlog was 1,078 which was 37.5% lower than at the end of 1997. As of March 31, 1999, new center package backlog was 755 units, which is 30% lower than it was at December 31, 1998. It is customary for a certain portion of the backlog to be cancelled before the expected shipping date. The Company has experienced a greater number of order cancellations recently because of economic difficulties in the Asia Pacific region. There can be no assurance that economic conditions in the Asia Pacific region and other regions will improve or that new center package sales will not decrease any further.

  Due to the decline in new center package sales, shipments and order backlog, in the near term, the Company is concentrating on sales of products designed to enable bowling center operators to modernize their facilities and on sales of consumer products such as bowling pins, parts, balls and supplies. There can be no assurance that the Company will be successful in this effort.

  China has recently strengthened its import restrictions by requiring the payment of full customs duties and value added taxes on the importation of new and used capital goods. The Chinese government has also begun to prohibit importation of used capital equipment without permits. Permits for the importation of used bowling equipment are very difficult to obtain. Local Chinese companies, including Zhonglu, however, are not subject to the same restrictions. For example, Zhonglu produces and sells bowling equipment which is not subject to the customs duties or permit requirements that affect the Company's imported equipment. Management believes that Zhonglu has experienced significant acceptance by local customers. These Chinese import restrictions have had, and for the foreseeable future, management believes will continue to have an adverse effect on sales of AMF bowling equipment in China.

The Bowling Centers Business has Experienced Declines in Constant Center Revenue and EBITDA Margin.

  The Company's bowling centers have experienced a decline in constant center revenue and EBITDA margin primarily related to the Company's rapid growth through acquisitions. Such growth led to significant problems in integrating new bowling centers and managing the Company's expanded base of centers.

  In response to the decline in operating results, the Company curtailed the pace of acquisitions, assembled an experienced management team for U.S. bowling center operations, and is in the process of putting in place management infrastructure to support integration of new centers. The Company is also increasing the focus on training and recruiting center managers and implementing marketing and other customer satisfaction initiatives to increase revenue.

  Despite these efforts to improve center performance, there can be no assurance that the Company will be able to reverse the decline in constant center revenue and EBITDA margins.

Difficulties in Continuing Strategy to Grow through Acquisitions.

  The Company's principal strategy for growth has been to acquire bowling centers. In the past, the Company has had difficulties integrating acquired centers into its operations on an efficient basis. The Company recently curtailed the pace of its acquisition program so that the Company could focus on improving the financial performance of its existing centers. When the Company increases the pace of its acquisition program, it will consider acquisitions on a more selective basis. There can be no assurance that funding will be available for acquisitions or that existing debt will permit the Company to make acquisitions, that bowling centers will be available for acquisition or that the Company will be able to successfully integrate acquired centers into its operations.

Declines in the Daily Number of Games Bowled per Lane.

  The Company's bowling centers business has experienced and is continuing to experience a decline in the number of games bowled per lane per day (also known as "lineage"). This decline has been primarily caused by a decrease in the number of league bowlers. While more people are bowling at the Company's bowling centers, they are bowling less often. As part of the Company's recent efforts to focus on improving the financial performance of its existing centers as described herein, the Company is seeking to improve lineage at its bowling centers. However, there can be no assurances that the Company's lineage will increase or that the lineage will not further decline.

New Executive Management Team; Dependance on Experienced Center Level
Management.

  Over the last six months, our executive management team has undergone significant change. Former chief executive officer, Douglas J. Stanard, who had significant bowling center experience, resigned effective January 1, 1999. He was replaced on an interim basis by Stephen E. Hare, the Company's chief financial officer, who served as acting chief executive officer. The Company has hired a new chief executive officer, Roland C. Smith, who has experience in managing multi-unit chains but does not have bowling industry experience. Mr. Hare will remain as chief financial officer. In addition, in August 1998, the Company hired a new president of its bowling center operations from outside the bowling industry and reorganized management of its bowling center operations. The Company also recently named a new president of its bowling products operations from within the company and reorganized its bowling products management team. While we believe that the current management team gives the Company significant executive strength, there can be no assurance that it will be able to successfully execute business strategies.

  The Company's future success depends on its ability to develop, motivate, retain and attract experienced and innovative bowling center managers. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse affect on the Company's business, results of operations and financial condition.

Competition in Both Lines of Business.

  The United States bowling center industry is very competitive and fragmented. It consists of two large bowling center operators, the Company and Brunswick Corporation, three medium-sized chains and over 5,000 bowling centers owned by single-center and small chain operators. The international bowling center industry is also extremely competitive and fragmented. There are typically few chain operators and a large number of single-center operators in any one country, which results in intense international competition.

  Bowling, as both a competitive sport and a recreational activity, also faces competition from other entertainment and athletic activities. The success of the Company's bowling center operations depends on, among other things, (i) customers' continued interest in league and open bowling, (ii) the availability and affordability of recreational and entertainment alternatives, (iii) the amount of leisure time customers enjoy and (iv) other social and economic factors over which the Company has no control.

  The bowling products industry is also extremely competitive. The Company and Brunswick are also the two largest manufacturers of bowling center equipment. However, we also compete with smaller companies in certain product lines. For example, as described above, Zhonglu became a significant source of competition for the Company in China. Primarily because of the excess worldwide inventory of used bowling equipment, the Company has recently experienced intense price competition in virtually all of its markets for equipment. The Company expects the intense price competition to continue for the foreseeable future.

Seasonality and Market Development Cycles.

  The financial performance of the Company's bowling center operations is seasonal. Cash flows typically peak in the winter and reach their lows in the summer. While the geographic diversity of the Company's bowling centers operations has helped to reduce this seasonality in the past, the increase in U.S. centers resulting from the Company's acquisitions has increased the seasonality of that business.

  The Company's bowling products business is also seasonal. The U.S. market, which is the largest market for modernization and consumer products, is driven by the beginning of league play in the fall of each year. While operators purchase consumer products throughout the year, they often place larger orders during the summer in preparation for the start of league play in the fall. Summer is also generally the peak period for installation of modernization equipment. Operators typically sign purchase orders for modernization equipment during the first four months of the year after they receive winter league revenue indications. Equipment is then shipped and installed during the summer when leagues are generally less active. However, sales of some major modernization equipment, such as automatic scoring and synthetic lanes, are less predictable and fluctuate from year to year because of the longer life cycle of those major products. Sales of new center packages can fluctuate dramatically as a result of economic fluctuations in international markets, as seen in the reduction of sales of new center packages to markets in the Asia Pacific region as a result of economic difficulties in that region.

Substantial Leverage.

  As of March 31, 1999, the Company had approximately $1.4 billion of indebtedness outstanding and approximately $509.8 million of stockholders' equity. As of March 31, 1999, on a pro forma basis, after giving effect to the Offer and the Rights Offering and assuming Debentures in an aggregate principal amount at maturity equal to the Minimum Tender Amount and the Maximum Tender Amount, respectively, are purchased by AMF Bowling and $140 million is raised as a result of the exercise of rights in the Rights Offering, the Company would have had approximately $1,213.6 million and approximately $1,196.4 million of indebtedness, respectively, and approximately $694.0 million and approximately $701.6 million of stockholders' equity, respectively. As of March 31, 1999, on a pro forma basis, after giving effect to the Offer and the Rights Offering and assuming Debentures in an aggregate principal amount at maturity equal to the Minimum Tender Amount and the Maximum Tender Amount, respectively, are purchased by AMF Bowling and assuming that $120 million is raised as a result of the exercise of rights in the Rights Offering, the Company would have had approximately $1,213.6 million and approximately $1,196.4 million of indebtedness, respectively, and approximately $674.0 million and approximately $681.6 million of shareholders' equity, respectively.

  The Company's EBITDA was $53.1 million in the first quarter of 1998 and $55.0 million in the first quarter of 1999, an increase of $1.9 million, or 3.6%. The Company's EBITDA was $185.4 million in 1997 and $130.2 million in 1998, a decrease of $55.2 million, or 29.8%. The Company had interest expense of $118.4 million in 1997 and $114.7 million in 1998 and cash interest expense of $83.0 million, or 44.8% of EBITDA, in 1997 and $76.5 million, or 58.8% of EBITDA, in 1998. There can be no assurance that the Company will be able to generate enough EBITDA to pay its fixed charges (interest expense, amortization of debt issuance costs, and the portion of rent expense considered to represent interest expense) or that the Company will have enough cash to make interest payments on its debt when they become due. In addition, some of the Company's borrowings are at variable rates of interest and could require the Company to pay more interest on its debt if interest rates rise. Pursuant to a recent amendment to the Credit Agreement (as hereinafter defined), interest rates for borrowings under the Credit Agreement have been increased. See "AMF Bowling--Recapitalization Plan."

  The Company's debt service obligations could make it more vulnerable to industry downturns and competitive pressures. In addition, the Company's substantial debt could adversely affect its ability to, among other things,
(i) obtain additional financing or refinancing on terms and conditions acceptable to it, (ii) pursue its acquisition strategy, (iii) maintain its facilities, (iv) use its cash flows from operations for other purposes, such as working capital or capital expenditures and (v) achieve the Company's other business goals.

  The Company amended AMF Bowling Worldwide, Inc.'s ("Bowling Worldwide") credit agreement in September 1998 to increase the Company's financial flexibility through 1999. The September 1998 amendment waived certain financial covenants through the end of 1999, but also placed certain restrictions on the Company's ability to make capital expenditures, investments and acquisitions. Recently, the Company further amended the credit agreement as part of its recapitalization plan. The latter amendment, among other matters, relaxes certain financial covenants through the end of 2001, enables the Company to cure non-compliance with financial covenants and gives the Company added financial flexibility and the ability to make more acquisitions. However, there can be no assurance that the Company will meet the new financial covenants contained in the Credit Agreement. The amendment to the Credit Agreement will be effective on the closing of the subscriptions obtained in the Rights Offering and the closing of the Offer, except that the relaxation of certain financial covenants for the quarter ending June 30, 1999 is already effective.

History of Losses; Repayment of Debentures Uncertain.

  The Offer is limited to $514,286,000 aggregate principal amount at maturity (45.7%) of Debentures, after which there will be no less than $610,714,000 aggregate principal amount at maturity (54.3%) of Debentures remaining outstanding. The Company has not reported net income since the Acquisition. The Company recorded a net loss of $125.9 million in 1998, a net loss of $32.2 million before extraordinary items in 1997 and a net loss on an adjusted basis (after giving effect to the Acquisition) of $21.5 million in 1996. For the quarter ended March 31, 1999, the Company recorded a net loss of $18.7 million compared to a net loss of $0.6 million for the quarter ended March 31, 1998. Accordingly, there can be no assurance that the Company will be able to perform at a level sufficient to assure repayment of the Debentures that remain outstanding following completion of the Offer.

International Operations.

  The Company's international operations are subject to the risks inherent in operating abroad, including: (i) currency exchange rate fluctuations, (ii) economic and political fluctuations and destabilization, (iii) restrictive laws, tariffs and other actions by foreign governments, such as those taken by China, (iv) difficulty in obtaining distribution and support for the Company's products, (v) the risk of nationalization, (vi) the laws and policies of the United States affecting trade, international investment and loans and (vii) foreign tax law changes.

  These factors have contributed to the Company's decrease in international revenue between the first quarter of 1998 and the first quarter of 1999, and may have a further material adverse effect on the Company's results of operations.

Holding Company Structure.

  AMF Bowling is a holding company with no direct operations, except providing certain management services to its subsidiaries. AMF Bowling conducts its business through its subsidiaries and has no significant assets other than the stock of its subsidiaries. AMF Bowling is dependent on capital contributions, dividends from subsidiaries or other financing to meet its debt service obligations, including any obligation to redeem or repurchase Debentures. AMF Bowling's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to AMF Bowling, whether in the form of loans, dividends or otherwise. Moreover, Bowling Worldwide, AMF Bowling's principal operating subsidiary, is effectively prohibited under its debt agreements from up-streaming funds by dividends, loans or otherwise, to AMF Bowling to redeem or repurchase the Debentures.

Asset Encumbrances.

  The lenders (the "Lenders") under Bowling Worldwide's Fourth Amended and Restated Credit Agreement dated as of June 14, 1999 (the "Credit Agreement") have been granted security interests in all of Bowling Worldwide's capital stock and substantially all of Bowling Worldwide's current and future assets, including a pledge of all of the issued and outstanding shares of capital stock of certain of its subsidiaries. In addition, certain of such subsidiaries have granted to the Lenders security interests in all of the current and future assets of such subsidiaries (other than 35% of the outstanding capital stock of any foreign subsidiary of any such subsidiary). In the event of a default under the Credit Agreement (whether as a result of the failure to comply with a payment or other covenant, a cross-default, or otherwise), the Lenders will have a prior secured claim on the capital stock and the assets of Bowling Worldwide and such subsidiaries. If the Lenders should attempt to foreclose on their collateral, AMF Bowling's financial condition and the value of the Debentures will be materially adversely affected.

Risks with respect to a Debenture Change of Control.

  Upon the occurrence of a Debenture Change of Control (as defined in the Indenture), the Debentures may be redeemed at the option of the Holder at a Debenture Change of Control Redemption Price equal to $252.57 per $1,000 principal amount at maturity (the "Issue Price") plus accrued Original Issue Discount (as hereinafter defined) to the date of redemption. AMF Bowling may, at its option, elect to pay any such Debenture Change of Control Redemption Price in cash or Common Stock. A Debenture Change of Control may also give rise to a requirement that the Company prepay, in some cases at a premium to principal amount, the Subsidiary Senior Subordinated Notes (as hereinafter defined), the Subsidiary Senior Subordinated Discount Notes (as hereinafter defined) and the Credit Agreement. The Company may not have the financial resources to make the required payments, and AMF Bowling may not have the financial resources to pay in cash its obligations which would then become due under the Debentures.

  In addition, in connection with the Acquisition, Bowling Worldwide issued 10 7/8% Senior Subordinated Notes Due 2006 (the "Subsidiary Senior Subordinated Notes") and 12 1/4% Senior Subordinated Discount Notes Due 2006 (the "Subsidiary Senior Subordinated Discount Notes" and, collectively with the Subsidiary Senior Subordinated Notes, the "Subsidiary Notes"). Upon the occurrence of a Change of Control (as defined in the indentures governing the Subsidiary Notes (the "Subsidiary Indentures")), each holder of a Subsidiary Note may require that all or a portion of such holder's Subsidiary Notes be repurchased at 101% of the principal amount of the Subsidiary Senior Subordinated Notes and 101% of the Accreted Value (as defined in the indenture governing the Senior Subsidiary Discount Notes) of the Subsidiary Senior Subordinated Discount Notes (or, following the Full Accretion Date (as defined in the indenture governing the Senior Subsidiary Subordinated Discount Notes), 101% of the principal amount thereof), as applicable, together with accrued and unpaid interest, if any, and Liquidated Damages (as defined in the Subsidiary Indentures), if any, to the date of repurchase. The Subsidiary Indentures require that prior to such a repurchase or shortly thereafter, the Company must either repay all outstanding indebtedness under the Credit Agreement or obtain any required consent of the Lenders to such repurchase. If such Change of Control (which may also constitute a Debenture Change of Control and an event of default under the Credit Agreement) were to occur, Bowling Worldwide may not have the financial resources to repay all of its obligations which would then become due under the Credit Agreement, the Subsidiary Indentures and any other indebtedness that would become payable upon the occurrence of such Change of Control, and AMF Bowling may not have the financial resources to pay in cash its obligations which may then become due under the Debentures.

Volatility of Common Stock.

  The market price of the Common Stock has been volatile and has fallen dramatically over the past year. See "Market Price Information." In the future, the market price of the Common Stock into which the Debentures are convertible may be materially adversely affected by factors such as (i) the number of shares offered in and the price at which shares may be purchased pursuant to the rights issued under the Rights Offering, (ii) the actual results of the Company's recapitalization plan and whether we accomplish the related operating improvements which the Company seeks to achieve, (iii) actual or anticipated fluctuations in the Company's operating results, (iv) the Company's bowling center acquisition activity, (v) the impact of international markets, (vi) changes in financial estimates by securities analysts or (vii) general market conditions. There can be no assurance that the market price of the Common Stock issuable upon conversion, redemption or repurchase of the Debentures will not decline below the levels prevailing at the time of the Offer or below the price offered pursuant to the rights issued under the Rights Offering.

Pro Rata Acceptance.

  AMF Bowling will purchase Debentures in the Offer up to an aggregate principal amount at maturity equal to the Maximum Tender Amount. To the extent that the aggregate principal amount at maturity of the Debentures validly tendered exceeds the Maximum Tender Amount, AMF Bowling will purchase the tendered Debentures on a Pro Rata Acceptance basis. There can be no assurance, therefore, that all of a tendering Holder's validly tendered Debentures will be purchased by AMF Bowling pursuant to the Offer.

Certain Bankruptcy Considerations.

  Any payments made to Holders in consideration for their Debentures may also be subject to challenge as a preference if such payments: (a) are made within 90 days of a bankruptcy filing by AMF Bowling (or within one year in the case of Holders who are determined to be insiders of AMF Bowling), (b) are made when AMF Bowling is insolvent and (c) permit the Holders to receive more than they otherwise might receive in a liquidation under applicable bankruptcy laws. If such payments were deemed to be a preference, the full amount of such payments could be recovered by AMF Bowling as a debtor in possession or by AMF Bowling's trustee in bankruptcy, and the Holder would be entitled to assert claims in respect of the Debentures against AMF Bowling in its reorganization or bankruptcy case. AMF Bowling does not believe that it is currently insolvent, although for purposes of the preference laws described above, AMF Bowling would be presumed insolvent for the 90 days preceding a bankruptcy or reorganization case.

                              RECENT DEVELOPMENTS

New Chief Executive Officer

  AMF Bowling appointed Roland C. Smith as the Company's President and Chief Executive Officer, effective April 28, 1999. Mr. Smith replaces Stephen E. Hare, the Company's Chief Financial Officer, who was Acting Chief Executive Officer for the preceding six months. Mr. Hare continues as Chief Financial Officer. Mr. Smith has also been appointed to the Board and the executive committee of the Board.

  Mr. Smith was most recently President and Chief Executive Officer of the Triarc Restaurant Group where, among other matters, he oversaw the restructuring and expansion of Arby's Restaurants. Mr. Smith was formerly associated with Procter & Gamble, Pepsi, Schering-Plough and KFC
International.

New Distribution Arrangement

  On June 13, 1999, AMF Bowling Products, Inc. signed joint distribution agreements, a trademark license agreement and an option agreement with Zhonglu. Under the distribution agreements, the Company will add to its product mix and exclusively distribute certain Zhonglu products and parts outside of China and Zhonglu will add to its product mix and exclusively distribute AMF products and parts inside of China. With this distribution arrangement, the Company will close all but one of its company owned offices in China and will be exclusively represented in China by Zhonglu. Additionally, AMF will have an option under certain circumstances to acquire Zhonglu's bowling products business during the three-year term of the agreements.

Amendment to Credit Agreement

  On June 14, 1999, the lenders under the Credit Agreement entered into an amendment of the Credit Agreement. See "Our Business, Recapitalization Plan and On-Going Business Strategies--Our Recapitalization Plan--Amendments to Bank Credit Agreement."

Recent Litigation

  On April 22, 1999, a putative class action was filed in the United States District Court for the Southern District of New York by Vulcan International Corporation ("Vulcan") against AMF Bowling, The Goldman Sachs Group, L.P., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Cowen & Company, Schroder & Co. Inc., Richard A. Friedman and Douglas J. Stanard. Vulcan, as putative class representative for itself and all persons who purchased Common Stock in AMF Bowling's 1997 initial public offering, seeks, among other things, damages and/or rescission against all defendants pursuant to Sections 11, 12 and/or 15 of the Securities Act of 1933 based on allegedly inaccurate and misleading disclosures in connection with and following the initial public offering. Management believes that the litigation is without merit and intends to defend against it vigorously.

                                  AMF BOWLING

Primary Business Segments and Strategies

  The Company principally operates in two business segments in the U.S. and international markets: (1) the ownership and operation of bowling centers and
(2) the manufacture and sale of bowling equipment and bowling products.

  AMF is the largest owner and operator of bowling centers in the U.S. and worldwide. As of June 21, 1999, the Company owned and operated 418 bowling centers in the U.S. and 123 centers in 10 other countries. The Company is also one of the world's largest manufacturers and sellers of bowling equipment.

  The Company's business strategy is designed to (i) consolidate the bowling center industry through an acquisition program, (ii) build a nationally recognized AMF brand of bowling centers and (iii) manufacture, market and distribute bowling products in global markets.

  While the Company believes that its long-term business strategy is sound, it continues to experience the difficulties in its bowling centers and bowling products businesses that began in 1998 and are more fully discussed below. In response to these difficulties, the Company has reviewed its businesses with the assistance of management, other employees and independent consultants, to identify the critical operating issues and key action steps required to reinvigorate its businesses. In addition, the Company has recently appointed a new President and Chief Executive Officer and assembled an experienced management team to execute its business plan.

Bowling Centers Business

  In the first quarter of 1999, the Company's bowling centers operations produced revenue of $172.6 million and EBITDA of $60.5 million, up from $150.2 million and $56.8 million, respectively, in the first quarter of 1998. In 1998, the Company's bowling centers operations produced revenue of $541 million and EBITDA of $142 million, up from $429 million and $130 million, respectively, in 1997. The 1998 EBITDA margin of 26.3% has declined from 30.4% in 1997. The deterioration of EBITDA margin was related primarily to the Company's rapid growth through acquisitions, which led to significant problems in integrating new bowling centers and managing the expanded base of centers. On a constant currency basis, the Company experienced declines in constant center revenue of 0.8% in the first quarter of 1999, 1.6% in the first quarter of 1998, and 1.9% in 1998, and an increase of 0.4% in 1997 compared to the same prior year periods. Additionally, operating expenses as a percentage of revenue increased in the first quarter of 1999 and in 1998 compared with the same prior year periods. The increase in 1998 was primarily related to nationally branded chain development activities. The increase in 1999 was primarily attributable to higher expenses related to maintenance and supplies, advertising and payroll.

  The Company has taken several steps to address operating issues in its bowling centers business, including:

  Assembled an Experienced Management Team. In addition to hiring Roland C. Smith as President and Chief Executive Officer, the Company also hired John P. Watkins as President of U.S. Bowling Centers, and five new regional vice presidents with substantial multi-unit retail experience to manage U.S. bowling centers operations. The Company also appointed senior executives with bowling industry experience to key operating and staff vice president positions.

  Focus on Existing Centers. Beginning in September 1998, the Company curtailed the pace of its acquisition program and began evaluating acquisition opportunities on a more selective basis. The Company has been focusing on improving the performance of its existing centers to reinvigorate constant center revenue growth, as well as league and open play lineage, and to attract new customers.

  Focus on Training and Retaining Center Managers. The Company believes that performance of its centers depends heavily on its center managers and therefore the Company intends to implement a new stock-based incentive plan to reward its center managers. The Company is also designing programs to more effectively train its center managers and staff based upon the most successful practices of field managers. In addition, the Company has hired a new vice president of training for U.S. bowling center operations with multi-unit retail experience and created a training and human resources position in each of the six regions to implement these programs.

  Focus on Marketing and Customer Satisfaction. The Company is implementing several programs which are designed to attract and retain league and open play bowlers, including:

  (a) marketing initiatives, such as "League Development Leader" and "Friends Bowl with Friends" programs, to leverage the influence of key league bowlers in the Company's existing customer base to help grow and retain league participation;

  (b) capital spending on certain centers to improve customer satisfaction and generate incremental revenue with improved facilities and innovative and updated programs and product offerings such as the installation of Xtreme(TM) (glow-in-the-dark) bowling in many centers as part of an overall upgrading of certain facilities; and

  (c) upgrading the food and beverage menu selection and service to enhance customers' bowling experience and to increase revenue per visit.

Bowling Products Business

  The Company's bowling products business experienced significant difficulties in the first quarter of 1999 and in 1998. In the first quarter of 1999, it produced revenue of $32.0 million, a decrease of 22.1% from the first quarter of 1998, and EBITDA of $(0.6) million compared to EBITDA of $0.1 million in the first quarter of 1998. It produced revenue of $213 million in 1998, a decrease of 29.0% from 1997, and EBITDA of $11 million, a decrease of 84.5% from 1997. This business, the growth of which was driven primarily by international sales of new center packages, was severely and adversely affected by economic difficulties in the Asia Pacific region. In addition, competitive global pricing and a strong U.S. dollar reduced the profitability of the Company's products business.

  The Company is taking steps to address operating issues in its bowling products business, including:

  New Management Infrastructure. The Company recently appointed a president of bowling products, consolidated its international sales force under one senior vice president and consolidated responsibility of customer service in the U.S. under the vice president of U.S. sales.

  Cost Reduction Program. The Company is continuing to implement a comprehensive cost reduction program to align its cost structure with reduced bowling products revenue. The program includes closure of a manufacturing facility, production and material cost reductions, reduction of worldwide overhead and downsizing of its international sales force. In 1998, the Company was successful in reducing its bowling products costs by approximately $6 million. The Company is continuing its reduction efforts and is considering possible strategic alliances and other product development and sales initiatives in an effort to further reduce costs. In this regard, on June 13, 1999, AMF Bowling Products, Inc. signed joint distribution agreements, a trademark license agreement and an option agreement with Zhonglu. Under the distribution agreements, AMF will add to its product mix and exclusively distribute certain Zhonglu products and parts outside of China, and Zhonglu will add to its product mix and exclusively distribute AMF products and parts inside China. With this distribution arrangement, AMF will close all but one of its company owned offices in China and will be exclusively represented by Zhonglu in China. Additionally, AMF will have an option to acquire Zhonglu's bowling products business during the three-year term of the agreements.

  Focus on Modernization and Consumer Products. During this period of weakness in international sales of new center packages, the Company has been and is continuing to concentrate its selling efforts on products designed to enable bowling center operators to modernize their facilities and on consumer products such as bowling pins, parts, balls and supplies. Unlike new center packages, these products are not as dependent on emerging markets and produce more stable sales and profits. However, the Company intends to remain in a position to participate in any significant growth of demand for new center packages in emerging markets.

Recapitalization Plan

  The Company is pursuing a recapitalization plan to enable it to enhance its ability to implement its three-part business strategy. The plan is designed to reduce leverage and increase financial flexibility so that the Company can resume its strategy of growing through acquisitions, building a nationally recognized brand and successfully manufacturing, marketing and distributing bowling products globally. The recapitalization plan has three primary components:

  The Offer. AMF Bowling is conducting this Offer to repurchase up to $514,286,000 aggregate principal amount at maturity (45.7%) of the Debentures. Affiliates of Goldman Sachs and Kelso, which own approximately 44% of the outstanding Debentures, have indicated that they currently expect to tender all of their Debentures in the Offer, subject to market conditions, although they are not obligated to do so.

  The Rights Offering. Concurrent with the Offer, AMF Bowling is conducting the Rights Offering in which it seeks to raise approximately $140,000,000. The net proceeds of the Rights Offering will primarily be used to reduce the Company's financial leverage by repurchasing up to $514,286,000 aggregate principal amount at maturity of Debentures in the Offer and repaying certain debt under the Credit Agreement. Certain members of the original investor group, who hold approximately 72.5% of the Common Stock, have indicated that they currently expect to fully exercise their basic subscription privileges in the Rights Offering, subject to market conditions, and it is currently anticipated that some of these members of the original investor group will exercise their conditional over-subscription privileges in the Rights Offering to an extent not yet determined, subject to market conditions. However, these members of our original investor group are not obligated to exercise their basic or conditional over-subscription privileges.

  Amendments to the Credit Agreement. As part of the recapitalization plan, the Company and the lenders recently entered into the Fourth Amended and Restated Credit Agreement. The Credit Agreement (i) allows the Company to use a portion of the net proceeds of the Rights Offering to repurchase the Debentures pursuant to the Offer, (ii) allows the Company to retain a portion of the proceeds for general corporate purposes and for other purposes, including making open market purchases of Debentures and allowing Bowling Worldwide to redeem a portion of the Subsidiary Notes, (iii) increases access to the revolving credit facility under the Credit Agreement for acquisitions, subject to certain conditions, (iv) relaxes certain financial covenants through the end of fiscal year 2001, (v) enables the Company to cure non-compliance with financial covenants and (vi) excludes certain restructuring and other special charges from financial covenant calculations under the Credit Agreement. In addition, the Fourth Amended and Restated Credit Agreement increased the interest rates for borrowings thereunder. A copy of the amendments to the Credit Agreement (including the Fourth Amended and Restated Credit Agreement) has been filed as Exhibit 99.1 to the Company's Current Report on Form 8-K dated June 28, 1999.

Restructuring and Other Special Charges

  The Company is likely to record certain restructuring charges, which are likely to be approximately $7.5 million. The Company also could record other special charges in 1999. Under the Credit Agreement such restructuring charges and an amount up to $27.5 million of other special charges, to the extent taken in 1999, are excluded from the calculation of the financial covenants relating to EBITDA.

                                THE DEBENTURES

  The following summary of certain terms of the Debentures does not purport to be complete and is qualified in its entirety by reference to the Indenture. All capitalized terms used in this summary and not defined shall have the meaning ascribed to them in the Indenture.

The Debentures           $1,125,000,000 aggregate principal amount at maturity of
                         Zero Coupon Convertible Debentures due 2018.

Interest Payment Dates   There are not and will not be any periodic interest
                         payments on the Debentures.

Yield to Maturity of     7% per annum (computed on a semi-annual bond equivalent
 Debentures              basis) calculated from May 12, 1998.

Conversion Rights        The Debentures are convertible, at the option of the
                         Holder, at any time before maturity, unless previously
                         redeemed or otherwise purchased by AMF Bowling, into
                         Common Stock at the rate of 8.6734 shares per $1,000
                         principal amount at maturity of Debentures (the
                         "Conversion Rate"). Upon conversion, the Holder will not
                         receive any cash payment representing accrued Original
                         Issue Discount; such accrued Original Issue Discount will
                         be deemed paid by the delivery of the Common Stock
                         received upon conversion. The Conversion Rate is not
                         adjusted for accrued Original Issue Discount, but is
                         subject to adjustment upon the occurrence of certain
                         events, including the issuance of rights in the Rights
                         Offering. Consequently, the Conversion Rate will be
                         adjusted on the day following the record date for the
                         issuance of the rights in the Rights Offering (on a basis
                         assuming all rights issued in the Rights Offering are
                         exercised). If not all of the rights issued in the Rights
                         Offering are exercised, the Conversion Rate will be
                         appropriately readjusted.

Original Issue Discount  The Debentures were originally offered at an original issue discount (the "Original Issue Discount") for federal income tax purposes equal to the excess of the principal amount at maturity of the Debentures over their Issue Price.

Redemption               The Debentures are not redeemable by AMF Bowling before
                         May 12, 2003. Beginning on May 12, 2003, the Debentures
                         are redeemable for cash at any time at the option of AMF
                         Bowling, in whole or in part, at Redemption Prices equal
                         to the Issue Price plus accrued Original Issue Discount
                         to the date of redemption.

Debenture Change of      If there is a Debenture Change of Control, the Debentures
Control                  may be redeemed at the option of the Holder at a
                         Debenture Change of Control Redemption Price equal to the
                         Issue Price plus accrued Original Issue Discount to the
                         date of redemption. AMF Bowling may, at its option, elect
                         to pay any such Debenture Change of Control Redemption
                         Price in cash or Common Stock, or any combination
                         thereof.

Purchase at the Option   AMF Bowling will purchase Debentures at the option of the
of the Holder            Holder as of May 12, 2003, May 12, 2008 and May 12, 2013
                         at Purchase Prices equal to the Issue Price plus accrued
                         Original Issue Discount to the date of purchase. AMF
                         Bowling may, at its option, elect to pay any such
                         Purchase Price in cash or Common Stock, or any
                         combination thereof.


Listing        The Debentures are designated for trading in PORTAL. The
               Debentures are convertible into shares of Common Stock, which is listed and traded on the NYSE.

Governing Law  The Indenture and the Debentures are governed by the laws of the State of New York.

Indenture      Dated as of May 12, 1998 between AMF Bowling and The Bank
               of New York, as Trustee.

                           MARKET PRICE INFORMATION

The Debentures

  The Debentures are designated for trading in PORTAL. The following table sets forth, for the period indicated, the high and low closing bid quotations per $1,000 principal amount at maturity for the Debentures as reported by Morgan Stanley, a market maker for the Debentures.

                                                                 High     Low
                                                                ------- -------
     1998
       Second Quarter (beginning May 12, 1998)................. $266.25 $235.00
       Third Quarter...........................................  258.75   97.50
       Fourth Quarter..........................................  136.30   68.80

     1999
       First Quarter...........................................  137.50  110.00
       Second Quarter (through June 25, 1999)..................  142.50  100.00

Such reported quotations may not reflect actual transactions.

  On June 25, 1999, the closing bid quotation per $1,000 principal amount at maturity of Debentures, as reported by Morgan Stanley, a market maker for the Debentures, was $135.00.

The Common Stock

  The Common Stock, into which the Debentures are convertible, is listed and traded on the NYSE under the symbol "PIN". The following table sets forth the high and low sales prices per share of Common Stock as reported on the NYSE Composite Tape, for the periods indicated.

                                                               High     Low
                                                               ----     ----
     1997
       Fourth Quarter (from November 7, 1997)................. $25 1/8  $21 1/2

     1998
       First Quarter..........................................  27 3/8   20 1/2
       Second Quarter.........................................  31       22 5/8
       Third Quarter..........................................  28 3/8    7 1/2
       Fourth Quarter.........................................   9        3 7/8

     1999
       First Quarter..........................................   6        4
       Second Quarter (through June 25, 1999).................   8 3/16   3 1/2

  On June 25, 1999, the closing sales price per share of Common Stock, as reported on the NYSE Composite Tape, was $6 5/16.

                       SELECTED HISTORICAL AND PRO FORMA
                                FINANCIAL DATA

                   (Dollars in millions, except share data)

  The table below sets forth selected historical consolidated financial data of AMF Bowling and AMF Bowling's predecessor company and financial data of AMF Bowling adjusted for the effects of the Rights Offering and the Offer. AMF Bowling prepared the information using the consolidated financial statements of AMF Bowling and the combined financial statements of AMF Bowling's predecessor company as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998 and the quarterly periods ended March 31, 1998 and 1999. The adjusted financial data of AMF Bowling is presented as of December 31, 1998 and March 31, 1999 and for the periods then ended.

  The selected financial data includes operating results expressed in terms of EBITDA which represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses. EBITDA information is included because AMF Bowling understands that such information is a standard measure commonly reported and widely used by certain investors and analysts. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, other measures of performance determined in accordance with generally accepted accounting principles.

                                                                                         Three Months        Four Months
                                                                                            Ended               Ended
                                  For the Year Ended December 31,                         March 31,           April 30,
                     -------------------------------------------------------------- ------------------------ -----------
                      Predecessor                                                                            Predecessor
                      Company (a)                 AMF Bowling, Inc.                   AMF Bowling, Inc.      Company (a)
                     --------------  ---------------------------------------------- ------------------------ -----------
                                                                                         (unaudited)
                                        As                                                             As
                                     Adjusted                           As Adjusted                 Adjusted
                      1994    1995   1996 (b) 1996 (c)  1997    1998     1998 (d)    1998    1999   1999 (d)  1996 (e)
                     ------  ------  -------- -------- ------  -------  ----------- ------  ------  -------- -----------
                                                                        (unaudited)
Income Statement
 Data:
Operating revenue..  $517.8  $564.9   $548.9   $384.8  $713.7  $ 738.1    $738.1    $187.3  $202.6   $202.6    $164.9
                     ------  ------   ------   ------  ------  -------    ------    ------  ------   ------    ------
Cost of goods
 sold..............   196.0   184.1    173.6    130.5   212.6    202.2     202.2      38.9    39.6     39.6      43.1
Bowling center
 operating
 expenses..........   115.2   166.5    178.8    123.7   251.2    335.7     335.7      78.4    93.2     93.2      80.2
Selling, general
 and administrative
 expenses..........    57.1    50.8     51.0     35.1    64.5     70.0      70.0      16.9    14.8     14.8      35.5
Depreciation and
 amortization......    24.8    39.1     73.5     49.4   102.5    120.6     120.5      26.8    33.4     33.3      15.1
                     ------  ------   ------   ------  ------  -------    ------    ------  ------   ------    ------
Operating income
 (loss)............   124.7   124.4     72.0     46.1    82.9      9.6       9.7      26.3    21.6     21.7      (9.0)
Interest expense...     7.4    15.7    106.2     78.0   118.4    114.7     101.9      26.0    31.0     25.9       4.5
Other income
 (expense), net....    (1.5)    0.2      3.8      3.9    (8.1)    (5.3)     (5.3)      0.1     2.3      2.3      (0.1)
                     ------  ------   ------   ------  ------  -------    ------    ------  ------   ------    ------
Income (loss)
 before income
 taxes.............   115.8   108.9    (30.4)   (28.0)  (43.6)  (110.4)    (97.5)      0.2   (11.7)   (6.5)     (13.6)
Provision (benefit)
 for income taxes..    16.5    12.1     (8.9)    (8.5)  (12.8)     7.3       7.3       0.5     1.5      1.5      (1.7)
                     ------  ------   ------   ------  ------  -------    ------    ------  ------   ------    ------
Net income (loss)
 before equity in
 loss of joint
 ventures and
 extraordinary
 items.............    99.3    96.8    (21.5)   (19.5)  (30.8)  (117.7)   (104.8)     (0.3)  (13.2)   (8.0)     (11.9)
Equity in loss of
 joint ventures,
 net of tax........     --      --       --       --     (1.4)    (8.2)     (8.2)     (0.3)   (5.5)    (5.5)      --
                     ------  ------   ------   ------  ------  -------    ------    ------  ------   ------    ------
Net income (loss)
 before
 extraordinary
 items.............    99.3    96.8    (21.5)   (19.5)  (32.2)  (125.9)   (113.0)     (0.6)  (18.7)  (13.5)     (11.9)
Extraordinary
 items, net of
 tax...............     --      --       --       --    (23.4)     --       52.4       --      --      58.3       --
                     ------  ------   ------   ------  ------  -------    ------    ------  ------   ------    ------
Net income (loss)..  $ 99.3  $ 96.8   $(21.5)  $(19.5) $(55.6) $(125.9)   $(60.6)   $ (0.6) $(18.7)  $ 44.8    $(11.9)
                     ======  ======   ======   ======  ======  =======    ======    ======  ======   ======    ======
Basic and diluted
 net loss per share
 before
 extraordinary
 items.............                   $(0.55)  $(0.49) $(0.71) $ (2.11)   $(1.45)   $(0.01) $(0.31)  $(0.15)
Basic and diluted
 per share effect
 of extraordinary
 items.............                      --       --    (0.52)     --       0.67       --      --      0.66
                                      ------   ------  ------  -------    ------    ------  ------   ------
Basic and diluted
 net income (loss)
 per share.........                   $(0.55)  $(0.49) $(1.23) $ (2.11)   $(0.78)   $ 0.01) $(0.31)  $ 0.51
                                      ======   ======  ======  =======    ======    ======  ======   ======
Weighted average
 shares
 outstanding.......     N/A     N/A   39,293   39,713  45,249   59,717    77,645    59,661  59,603   87,601       N/A
Ratio of earnings
 to fixed
 charges (f).......    10.3     6.1      --       --      --       --        --        1.0     --       --        --
Selected Data:
EBITDA.............  $149.5  $163.5   $145.5   $ 95.5  $185.4  $ 130.2    $130.2    $ 53.1  $ 55.0   $ 55.0    $  6.1
EBITDA margin......    28.9%   28.9%    26.5%    24.8%   26.0%    17.6%     17.6%     28.4%   27.1%    27.1%      3.7%

                                                                                  As of
                                       As of December 31,                       March 31,
                         ----------------------------------------------- -----------------------
                                                                            AMF Bowling Inc.
                         Predecessor                                     -----------------------
                         Company(a)     AMF Bowling, Inc.    As Adjusted             As Adjusted
                         ----------- ----------------------- -----------             -----------
                         1994  1995   1996    1997    1998     1998(d)      1999      1999 (d)
                         ----- ----- ------- ------- ------- ----------- ----------- -----------
                                                             (unaudited) (unaudited) (unaudited)
Balance Sheet Data:
Working capital (g)..... $16.9 $29.2 $   7.8 $  43.9 $  70.6   $ 103.0     $ 100.5     $ 132.8
Goodwill................   --    --    771.1   772.3   772.7     772.7       767.4       767.4
Total assets............ 410.2 400.4 1,594.0 1,832.1 1,980.0   2,011.1     1,982.5     2,013.8
Total debt.............. 186.1 167.4 1,091.3 1,060.6 1,344.0   1,178.3     1,364.4     1,196.4
Stockholders' equity.... 132.4 161.5   408.8   654.0   529.6     726.5       509.8       709.2
Total capital........... 318.5 328.9 1,500.1 1,714.6 1,873.6   1,904.8     1,874.2     1,905.6
Book value per share,
 basic and diluted......   N/A   N/A $  9.64 $ 10.96 $  8.86   $  8.28     $  8.55     $  8.10

--------
(a) Predecessor Company amounts represent the results of AMF Bowling Group (former owners).
(b) Represents results of operations from January 1, 1996 through December 31, 1996 on a basis assuming the Predecessor Company had been acquired on January 1, 1996.
(c) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes the results of operations of the acquired business from May 1, 1996 through December 31, 1996.
(d) Amounts are adjusted to give effect to (i) the purchase of the Debentures pursuant to the Offer, (ii) completion of the Rights Offering with proceeds in the amount of $140 million and (iii) the amendments to the Credit Agreement, as if such transactions had been consummated at the end of each period presented in the case of the balance sheet data, and on January 1 of each period presented in the case of the income statement data. The amounts are not adjusted for restructuring charges which may be recorded as part of the recapitalization plan. If the amount of proceeds in the Rights Offering is $120 million, instead of $140 million, the Company's as adjusted working capital and retained earnings for each of the periods presented would decrease by $20 million. The amounts are presented for illustrative purposes only and are not necessarily indicative of what the Company's actual financial position and results of operations would have been had the above referenced transactions been consummated as of the above-referenced dates or of the financial position or results of operations that may be reported by the Company in the future.
(e) Represents results of operations from January 1, 1996 through April 30,
    1996.
(f) For the years ended December 31, 1998 and 1997 and the period ended December 31, 1996 on an historical basis, and the years ended December 31, 1998 and 1996 on an as adjusted basis, the Company had a deficiency of earnings to fixed charges of $110.4 million, $43.6 million, $28.0 million, $97.5 million and $30.4 million. For the quarter ended March 31, 1999, on an historical basis, and the quarter ended March 31, 1999, on an as adjusted basis, the Company had a deficiency of earnings to fixed charges of $11.6 million and $6.4 million.
(g) Predecessor Company amounts reflect elimination of affiliate receivables and payables.

                                CAPITALIZATION

  The following table sets forth AMF Bowling's cash, debt and capitalization as of March 31, 1999. The table also sets forth AMF Bowling's cash, debt and capitalization as adjusted for the completion of the Rights Offering at the assumed subscription price of $5.00 per share and assuming AMF Bowling will receive proceeds of $140 million if all of the rights in the Rights Offering are exercised and $120 million if only 85.7% of all of the rights are exercised and the Company purchases 45.7% of the Debentures in the Offer.


                                                        March 31, 1999
                                                  ----------------------------
                                                    (dollars in millions)
                                                               As Adjusted
                                                              for Proceeds
                                                            ------------------
                                                             Rights Offering
                                                                Proceeds
                                                            ------------------
                                                   Actual    $140.0    $120.0
                                                  --------  --------  --------
Cash............................................. $   56.8  $   89.1  $   69.1
                                                  ========  ========  ========
Short-term borrowings:
  Current maturities, long-term debt............. $   34.2  $   34.2  $   34.2
                                                  --------  --------  --------
Long-term debt:
  Bank debt......................................    556.7     526.7     526.7
  Subsidiary senior subordinated notes...........    250.0     250.0     250.0
  Subsidiary senior subordinated discount notes..    219.5     219.5     219.5
  Zero coupon convertible debentures.............    302.0     164.0     164.0
  Mortgage and equipment notes...................      2.0       2.0       2.0
                                                  --------  --------  --------
    Total debt...................................  1,364.4   1,196.4   1,196.4
Stockholders' equity:
  Preferred stock, par value $.01, and 50,000,000
   shares authorized, no shares issued and
   outstanding...................................      --        --        --
  Common stock, par value $.01, 200,000,000
   shares authorized, 59,597,550 shares issued
   and outstanding before the rights offering and
   87,596,479 and 83,597,550 shares issued and
   outstanding after the Rights Offering ........      0.6       0.9       0.8

  Paid-in capital................................    749.1     887.3     867.4
  Retained deficit...............................   (219.6)   (166.3)   (166.3)
  Equity adjustment from foreign currency
   translation...................................    (20.3)    (20.3)    (20.3)
                                                  --------  --------  --------
    Total stockholders' equity...................    509.8     701.6     681.6
                                                  --------  --------  --------
    Total capitalization......................... $1,874.2  $1,898.0  $1,878.0
                                                  ========  ========  ========

                      BACKGROUND AND PURPOSE OF THE OFFER

Background

  On or about July 7, 1999, AMF Bowling will distribute to each record holder of Common Stock, at no charge, .4698 transferable subscription rights for each share of Common Stock owned, pursuant to a prospectus dated June 28, 1999. Each right issued under the Rights Offering entitles the holder to purchase one share of Common Stock, plus a portion of any shares remaining if all of the rights have not been exercised. The subscription price is $5.00 per share. The Rights Offering is part of a recapitalization plan being undertaken by AMF Bowling.

  As a result of matters discussed under the heading "AMF Bowling," the Board, at a meeting on May 4, 1999, considered a proposal to raise up to $140 million in equity capital. At that meeting, the Board appointed Messrs. Charles M. Diker, Paul B. Edgerley and Howard A. Lipson, directors who are not employees of AMF or affiliated with Goldman Sachs or Kelso (whose affiliates together own more than a majority of the Common Stock and approximately 44% of the outstanding Debentures), as the Special Committee to consider certain aspects of the Offer in the context of the recapitalization plan, including the price at which AMF Bowling would tender for the Debentures in the proposed concurrent Offer.

  AMF Bowling retained Morgan Stanley as financial advisor to the Board and the Special Committee. Morgan Stanley is also acting as dealer manager in the Offer. At a meeting held on May 4, 1999 after receiving advice from Morgan Stanley and considering various factors, the Special Committee recommended to the full Board pursuing the proposed Offer, subject to the approval of the recapitalization plan by the full Board and subject to the Special Committee approving the specific pricing of the proposed Offer. The Board approved pursuing the recapitalization plan at the May 4 meeting.

  At Board meetings held on June 10 and June 15, 1999, the Company's management made detailed presentations of the recapitalization plan, including the proposed amendment to the Credit Agreement and the proposed terms of the Rights Offering and the Offer. At each meeting, Morgan Stanley made a presentation to the Board regarding certain matters related to the Rights Offering and the Offer. Thereafter, the Special Committee met separately with Morgan Stanley to discuss certain matters relating to the Offer, including the possible pricing thereof.

  At a meeting held on June 16, 1999, management made a detailed presentation to the Board about all aspects of the proposed recapitalization plan and recommended that the Board approve it. Morgan Stanley also made a presentation to the Board and recommended the pricing and terms of the Rights Offering and the Offer. The Special Committee met separately with Morgan Stanley to discuss the proposed Offer, including the possible pricing thereof. The Special Committee then rejoined the Board meeting and, based on Morgan Stanley's presentation and recommendations and consideration of other relevant factors, recommended that the Board approve the Offer, including pricing the Offer on the basis presented by management and Morgan Stanley. Based on management's and Morgan Stanley's presentations, taking into account this recommendation of the Special Committee and after consideration of other relevant factors, the full Board then approved the recapitalization plan, including the Rights Offering, the Offer and the other contemplated transactions.

  At a meeting on June 22, 1999, the Company's management reviewed with the Board the final terms of the recapitalization plan, including the pricing of the Rights Offering and the Offer. The Board confirmed its approval of the recapitalization plan and those terms.

  Some of the factors considered by the Board include (i) the Company's capital requirements, (ii) the advice of Morgan Stanley, (iii) the alternatives available to the Company for the raising of capital, (iv) the market price of the Common Stock, (v) the market price of the Debentures, (vi) the added flexibility that could be achieved by improving the Company's capital structure and amending the Credit Agreement, (vii) the Company's business prospects, (viii) the operating challenges being faced by the Company, (ix) the Company's recent poor financial performance and results, (x) the Company's high degree of financial leverage, (xi) the Company's desire to reinvigorate its acquisition program, (xii) the Company's need for further flexibility in its debt agreements and (xiii) the general condition of the securities markets.

Purpose

  This Offer is part of a comprehensive recapitalization plan designed to reduce the Company's overall debt burden, provide additional financial flexibility and allow the Company to increase the pace of its acquisition program on a selective basis.

  Under the terms of the Offer, Debentures acquired by AMF Bowling will be purchased by AMF Bowling at a substantial discount to their Issue Price. Accordingly, if AMF Bowling acquires all of the Debentures for which the Offer is being made, AMF Bowling would recognize an extraordinary gain after giving effect to unamortized debt issuance costs and transaction costs of approximately $53.3 million (calculated as of March 31, 1999). Such extraordinary gain represents the excess of the Issue Price and accrued Original Issue Discount of the Debentures (calculated as of March 31, 1999) over their purchase price less the write off of unamortized deferred financing costs associated with the Debentures being purchased, expenses associated with the purchase of the Debentures and restructuring charges. As of December 31, 1998, AMF Bowling had, for income tax purposes, an accumulated net operating loss carryforward of approximately $194.5 million. Accordingly, AMF Bowling does not expect to incur any current income tax liability with respect to such gain. Transaction costs with respect to the Rights Offering are expected to be approximately $1.5 million. AMF Bowling expects to use the net proceeds of the Rights Offering to, among other things, purchase the Debentures in the Offer, pay such transaction costs of approximately $0.4 million for such purchase, repay $30.0 million of the outstanding Bank Facility as described under "Capitalization," pay $3.8 million to the bank lenders in connection with the amendment to the Credit Agreement and pay other fees and expenses of the Offer and the Rights Offering. The Company may use any remaining proceeds of the Rights Offering for general corporate purposes.

                                   THE OFFER

Principal Terms of the Offer

  Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, AMF Bowling is offering to purchase up to $514,286,000 aggregate principal amount at maturity (45.7%) of outstanding Debentures for a cash purchase price of $140.00 per $1,000 principal amount at maturity.

Conditions of the Offer

  Notwithstanding any other provision of the Offer, AMF Bowling shall not be required to accept for purchase, or to pay for, the Debentures tendered pursuant to the Offer, and may terminate, extend or amend the Offer or delay or refrain (subject to Rule 14e-1(c) under the Exchange Act) acceptance for purchase or payment for Debentures so tendered, (i) unless the closing shall occur for the subscriptions obtained through exercise of the rights issued pursuant to the Rights Offering with proceeds of at least $120,000,000, (ii) unless, as of the Expiration Date, Debentures having an aggregate principal amount at maturity of at least the Minimum Tender Amount have been validly tendered and not withdrawn (the "Minimum Tender Condition") or (iii) if, at any time after June 28, 1999 and prior to the time of payment for any Debentures, any of the following (each a "General Condition" and collectively, the "General Conditions") shall occur:

  (1) there shall have been threatened, instituted or pending any action or proceeding by or before any court or governmental regulatory or administrative authority or tribunal, domestic or foreign, (i) which challenges the making of the Offer, the purchase of Debentures pursuant to the Offer or otherwise relates in any manner to the Offer, (ii) which, in the sole judgment of AMF Bowling, would or might directly or indirectly materially impair the contemplated benefits of the Offer to the Company, (iii) which, in the sole judgment of AMF Bowling, would or might directly or indirectly materially affect the business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company, or (iv) which, in the sole judgment of AMF Bowling, otherwise is reasonably likely to result in the Offer not being in the best interests of AMF Bowling;

  (2) a statute, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in the sole judgment of AMF Bowling, would or might directly or indirectly (i) prohibit, prevent, restrict or delay consummation of the Offer, (ii) materially impair the contemplated benefits of the Offer to the Company, (iii) materially affect the business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company, or (iv) otherwise is reasonably likely to result in the Offer not being in the best interests of AMF Bowling;

  (3) there shall have occurred or be likely to occur any event affecting the business or financial condition of AMF Bowling that, in the sole judgment of AMF Bowling, would or might, directly or indirectly, (i) prohibit, prevent, restrict or delay consummation of the Offer, (ii) materially impair the contemplated benefits of the Offer to the Company, (iii) materially affect the business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company or (iv) otherwise is reasonably likely to result in the Offer not being in the best interests of AMF Bowling;

  (4) (i) any general suspension or limitation of trading in, or limitation on prices for, securities in the financial markets of the United States, (ii) any suspension of trading of any securities of AMF Bowling on any United States securities exchange or interdealer quotation system, (iii) the declaration of a banking moratorium, or any suspension of payments in respect of banks, by Federal or New York authorities or (iv) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by the United States or any other substantial state, national, or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable in the sole judgment of AMF Bowling for AMF Bowling to proceed with the Offer;

  (5) any change in the general political, market, economic or financial conditions in the United States or abroad that in the sole judgment of AMF Bowling has or may have a material adverse effect on AMF Bowling's business, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects or the trading in the securities of the Company, or any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10%, as measured from the close of business on June 28, 1999;

  (6) AMF Bowling shall not have obtained all consents, approvals, waivers or amendments from third parties necessary to permit the consummation of the Offer; or

  (7) any change shall have occurred (or any development shall have occurred involving any prospective change) in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations, or prospects of AMF Bowling that, in the sole judgment of AMF Bowling, has or may have a material adverse effect on AMF Bowling or that would or might prohibit, prevent, restrict or delay consummation of the Offer.

  The foregoing conditions are for the sole benefit of AMF Bowling and may be asserted by AMF Bowling, in its sole discretion, regardless of the circumstances giving rise to any such condition or may be waived by AMF Bowling in whole or in part at any time and from time to time in AMF Bowling's sole discretion. The failure by AMF Bowling at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time.

Expiration Date; Extension; Termination; Amendments

  The Offer will expire on the Expiration Date. AMF Bowling expressly reserves the right to extend the Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the Depositary and by making a public disclosure before 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any such extended period, all Debentures previously tendered and not accepted for purchase will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for purchase by AMF Bowling or may be withdrawn by the applicable Holder.

  AMF Bowling expressly reserves the absolute right, in its sole discretion, to (i) waive any condition to the Offer, (ii) amend any terms of the Offer and
(iii) modify the Offer. Any waiver or amendment applicable to the Offer will apply to all Debentures validly tendered regardless of when or in what order such Debentures were tendered. If AMF Bowling makes a material change in the terms of the Offer or waives a material condition of the Offer, AMF Bowling will disseminate information concerning such change or waiver and will extend the Expiration Date, in each case, to the extent required by law.

  AMF Bowling expressly reserves the right, in its sole discretion, to terminate the Offer for any reason, including if any of the conditions applicable thereto set forth under "--Conditions of the Offer" shall exist and shall not have been waived by AMF Bowling. Any such termination will be followed as promptly as practicable by public announcement thereof. In the event AMF Bowling shall terminate the Offer, it shall give immediate notice thereof to the Depositary, and all Debentures theretofore tendered pursuant to the Offer shall be returned promptly to the tendering Holders.

  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a press release or other public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner by which AMF Bowling may choose to make such announcement, AMF Bowling will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement.

Acceptance of Debentures for Purchase; Payment for Debentures; Maximum Tender Amount and Pro Rata Acceptance

  Upon the terms and subject to the conditions of the Offer, unless previously terminated, promptly after the Expiration Date, AMF Bowling will, subject to the satisfaction or waiver of all relevant conditions, accept for purchase, and pay for, Debentures validly tendered under the Offer as of the Expiration Date and not withdrawn; provided, however, that if more than the Maximum Tender Amount of Debentures has been validly tendered, AMF Bowling will purchase Debentures in an aggregate amount equal to the Maximum Tender Amount on a Pro Rata Acceptance basis.

  AMF Bowling expressly reserves the right, in its sole discretion, to delay for a reasonable period, acceptance for purchase of Debentures validly tendered under the Offer or the payment for Debentures accepted for purchase (subject to Rule 14e-1(c) under the Exchange Act, which requires that AMF Bowling pay the consideration offered or return the Debentures deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer), or to terminate the Offer and not accept for purchase any Debentures not theretofore accepted for purchase, if any of the conditions set forth under "--Conditions of the Offer" shall not have been satisfied or waived by AMF Bowling or in order to comply in whole or in part with any applicable law. In all cases, payment for Debentures purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) such Debentures, or timely Book-Entry Confirmation (as hereinafter defined) of such Debentures into the Depositary's account at DTC pursuant to the procedures set forth below in "Procedures for Tendering Debentures," (ii) a properly completed and duly executed Letter of Transmittal (or an Agent's Message in lieu thereof) and (iii) all necessary signature guarantees and any other documents required by the Letter of Transmittal. See "Procedures for Tendering Debentures" for a description of the procedures for tendering Debentures pursuant to the Offer.

  For purposes of the Offer, AMF Bowling will be deemed to have accepted for payment (and therefore purchased) Debentures when and if it gives oral notice to the Depositary of its acceptance of such Debentures for payment pursuant to the Offer. Payment for Debentures purchased pursuant to the Offer will be made by AMF Bowling by depositing the Repurchase Price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving the Repurchase Price from AMF Bowling and transmitting the Repurchase Price to the tendering Holders.

  Tenders with respect to the Debentures pursuant to the Offer will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof.

  If, for any reason whatsoever, acceptance for purchase of or payment for validly tendered Debentures pursuant to the Offer is delayed or AMF Bowling is unable to accept for purchase or to pay for validly tendered Debentures pursuant to the Offer, then the Depositary may, nevertheless, on behalf of AMF Bowling, retain tendered Debentures, without prejudice to the rights of AMF Bowling described under "--Expiration Date; Extension; Termination; Amendments," "--Conditions of the Offer" and "Procedures for Tendering Debentures--Withdrawal of Tenders," but subject further to Rule 14e-1(c) under the Exchange Act, which requires that AMF Bowling pay the consideration offered or return the Debentures deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer.

  AMF Bowling does not expect to increase the consideration offered in the Offer, but if the consideration offered in the Offer is increased, all tendering Holders whose Debentures are accepted for payment pursuant to the Offer will be given the increased consideration regardless of when or in what order such Debentures were validly tendered.

  Under no circumstances will any interest be payable because of any delay in the transmission of funds to the Holders of purchased Debentures or otherwise. If any tendered Debentures are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if certificates are submitted evidencing more Debentures than are tendered, certificates evidencing unpurchased Debentures will be returned, without expense, to the tendering Holder (or, in the case of Debentures tendered by book-entry transfer into the Depositary's account at DTC, the account maintained at DTC designated by the participant therein who so delivered such Debentures), unless otherwise requested by such Holder under "Special Delivery Instructions" in the Letter of Transmittal, promptly following the Expiration Date or the termination of the Offer.

  The Debentures purchased pursuant to the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation as promptly as practicable after such purchase. Any Debentures which remain outstanding after consummation of the Offer will continue to be obligations of AMF Bowling in accordance with the provisions of the Indenture.

  After the Expiration Date, AMF Bowling may purchase additional Debentures in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise, subject to compliance with the Indenture and applicable law. Any future purchases may be on the same terms or on terms that may be more or less favorable to Holders than the terms of the Offer. Any future purchases will depend on various factors at that time.

  If more than 45.7% of the Debentures are validly tendered and not withdrawn in the Offer and/or if subscriptions are received for more than $120 million of AMF common stock, AMF Bowling may, but is not obligated to, increase the outstanding principal amount at maturity of Debentures being sought, but not in excess of 60% of the outstanding Debentures, and in that event extend the expiration dates of the Offer and the Rights Offering.

                      PROCEDURES FOR TENDERING DEBENTURES

Tendering Debentures

  The tender of Debentures pursuant to any of the procedures set forth in this Offer to Purchase and in the Letter of Transmittal will constitute a binding agreement between the tendering Holder and AMF Bowling upon the terms and subject to the conditions of the Offer. The tender of Debentures will constitute an agreement to deliver good and marketable title to all tendered Debentures on the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

  Except as provided in "--Guaranteed Delivery Procedures," unless the Debentures being tendered are deposited by the Holder with the Depositary on or before the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal), AMF Bowling may, at its option, reject such tender. Payment for Debentures will be made only against deposit of validly tendered Debentures and delivery of all other required documents.

  Any beneficial owner whose Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Debentures should contact promptly such registered Holder.

  Only record Holders are authorized to tender their Debentures pursuant to the Offer. Accordingly, to properly tender Debentures or cause Debentures to be tendered, the following procedures must be followed:

  Debentures held through DTC. Each beneficial owner of Debentures held through a participant (a "DTC Participant") of DTC (i.e., a custodian bank, depositary, broker, trust company or other nominee) must instruct such DTC Participant to cause its Debentures to be tendered in accordance with the procedures set forth in this Offer to Purchase.

  To effectively tender Debentures that are held through DTC, DTC Participants should transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Debentures must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC Participant must comply with the guaranteed delivery procedures set forth below. No Letters of Transmittal will be required to tender Debentures through ATOP.

  The Depositary will establish an account with respect to the Debentures at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Debentures by causing DTC to transfer such Debentures into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Debentures may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the last page of this Offer to Purchase on or before the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

  The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states (i) that DTC has received an express acknowledgment from the DTC Participant described in such Agent's Message, (ii) the principal amount of Debentures which have been tendered by such DTC Participant pursuant to the Offer, (iii) that such DTC Participant has received this Offer to Purchase and the Letter of Transmittal and agrees to be bound by the terms of this Offer to Purchase and the Letter of Transmittal and (iv) that AMF Bowling may enforce such agreement against such DTC Participant.

  Debentures held by Record Holders. Each record Holder must complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Debentures, to the Depositary at its address set forth on the last page of this Offer to Purchase, or the Holder must comply with the guaranteed delivery procedures set forth in this Offer to Purchase. See "--Guaranteed Delivery Procedures."

  All signatures on a Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Debentures are tendered for the account of an Eligible Institution (as hereinafter defined). If a Letter of Transmittal or any

Debenture is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to AMF Bowling of the authority of such person so to act must be submitted.

  No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, each tendering Holder waives any right to receive any notice of the acceptance for purchase of its Debentures.

  Backup Federal Income Tax Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering Holder, or his or her assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 5 of the Letter of Transmittal or is otherwise exempt, the aggregate purchase price may be subject to backup withholding tax at a rate of 31%. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal or otherwise certify such Holder's exemption from backup withholding. See Instruction 5 of the Letter of Transmittal.

  Effect of Letter of Transmittal. Subject to and effective upon the acceptance for purchase of and payment for Debentures validly tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder (i) irrevocably tenders, sells, assigns and transfers to AMF Bowling, all right, title and interest in and to all of the Debentures tendered thereby, (ii) waives any and all rights with respect to the Debentures (including without limitation any existing or past defaults and their consequences in respect of the Debentures and the Indenture), (iii) releases and discharges AMF Bowling from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Debentures including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Debentures or to participate in any redemption or defeasance of the Debentures and (iv) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Debentures, or transfer ownership of such Debentures, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to AMF Bowling, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Depositary will have no rights to, or control over, funds from AMF Bowling, except as agent for AMF Bowling, for the Repurchase Price for any tendered Debentures that are purchased by AMF Bowling), all in accordance with the terms of the Offer.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Debentures will be resolved by AMF Bowling, in its sole discretion and whose determination will be final and binding. AMF Bowling reserves the absolute right to reject any or all tenders, in its sole discretion, that are not in proper form or the acceptance of which may be unlawful. AMF Bowling also reserves the absolute right to waive any condition to the Offer and any irregularities or conditions of tender as to particular Debentures. AMF Bowling's interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as AMF Bowling shall determine in its sole discretion. None of AMF Bowling, the Trustee, the Depositary, the Dealer Manager, the Information Agent or any other person shall be under any duty to give notification of defects in such tenders or incur liabilities for failure to give such notification. Tenders of Debentures will not be deemed to have been made until such irregularities have been cured or waived. Any Debentures received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  Letters of Transmittal and Debentures must be sent only to the Depositary. Do not send Letters of Transmittal or Debentures to AMF Bowling, the Trustee, the Dealer Manager or the Information Agent.

  The method of delivery of Debentures and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or Letters of Transmittal and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or before such date.

Guaranteed Delivery Procedures

  DTC Participants. A DTC Participant who wishes to cause its Debentures to be tendered, but who cannot transmit its acceptance through ATOP on or before the Expiration Date, may cause a tender to be effected if:

  (a) guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"), including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program; and

  (b) on or before the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

  (c) Book-Entry Confirmation of the transfer into the Depositary's account at DTC, and all other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

  Record Holders. A record Holder who wishes to tender its Debentures but (i) whose Debentures are not lost, but are not immediately available and will not be available for tendering on or before the Expiration Date or (ii) who cannot deliver its Debentures, the Letter of Transmittal, or any other required documents, to the Depositary before the Expiration Date, may effect a tender if:

  (a) the tender is made by or through an Eligible Institution; and

  (b) on or before the Expiration Date, the Depositary receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

  (c) a properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Debentures in proper form for transfer, and all other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

  Under no circumstances will interest be paid by AMF Bowling by reason of any delay in making payment to any person using the guaranteed delivery procedures described above or otherwise.

Withdrawal Rights

  Tenders of Debentures (or any portion of such Debentures in integral multiples of $1,000 principal amount at maturity) may be withdrawn at any time before the Expiration Date in accordance with the procedures set forth below and in the Letter of Transmittal.

  Debentures held through DTC. A DTC Participant who has transmitted its acceptance through ATOP in respect of Debentures held through DTC may, before the Expiration Date, withdraw the instruction given thereby by (i) withdrawing its acceptance through ATOP or (ii) delivering to the Depositary by mail, hand delivery or facsimile transmission of notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount of Debentures to which such withdrawal relates and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such notice of withdrawal by the Depositary.

  Debentures held by Record Holders. A Holder may withdraw its tender of Debentures, before the Expiration Date, by delivering to the Depositary by mail, hand delivery or facsimile transmission of notice of withdrawal. Any such notice of withdrawal must (i) specify the name of the person who tendered the Debentures to be withdrawn, (ii) contain a description of the Debentures to be withdrawn and identify the Debenture certificate number or numbers shown on the particular certificates evidencing such Debentures and the aggregate principal amount at maturity represented by such Debentures and (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Debentures were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer in a form acceptable to AMF Bowling, in its sole discretion, and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder. If the Debentures to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary even if physical release is not yet effected. Any Debentures properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

  All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Debentures being withdrawn are held for the account of an Eligible Institution.

  A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a Holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A Holder or DTC Participant may withdraw a tender only if such withdrawal complies with the provisions of this Offer to Purchase and the Letter of Transmittal.

  A withdrawal of an instruction previously given pursuant to the transmission of an acceptance through ATOP or a withdrawal of a tender by a Holder may be rescinded only by (i) a new transmission of acceptance through ATOP or (ii) execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein and in the Letter of Transmittal.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by AMF Bowling, in its sole discretion, which determination shall be final and binding. None of AMF Bowling, the Trustee, the Depositary, the Dealer Manager, the Information Agent or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liabilities for failure to give any such notification.

                            OWNERSHIP OF DEBENTURES

  On November 12, 1998, GS Capital Partners II, L.P. ("GS Capital II"), GS Capital Partners II Offshore, L.P. ("GS Offshore"), GS Capital Partners II Germany Civil Law Partnership ("GS Germany"), Stone Street Fund 1995, L.P. ("1995 Stone"), Stone Street Fund 1996, L.P. ("1996 Stone"), Bridge Street Fund 1995, L.P. ("1995 Bridge") and Bridge Street Fund 1996, L.P. ("1996 Bridge" and together with GS Capital II, GS Offshore, GS Germany, 1995 Stone, 1996 Stone and 1995 Bridge, the "Goldman Sachs Group Affiliates"),

Kelso Investment Associates V, L.P. ("KIA V") and Kelso Equity Partners V, L.P. ("KEP V" and, together with KIA V, the "Kelso Affiliates") entered into an agreement (the "Debenture and Note Purchase Agreement"), in which the parties thereto agreed to make open market purchases of the Debentures from time to time for their respective accounts in agreed-upon proportions. Under the Debenture and Note Purchase Agreement, the Goldman Sachs Group Affiliates have purchased $415,957,000 in aggregate principal amount at maturity (approximately 36.9%) of Debentures and the Kelso Affiliates have purchased $79,993,000 in aggregate principal amount at maturity (approximately 7.1%) of Debentures, collectively representing approximately 44% of the outstanding Debentures. Both the Goldman Sachs Group Affiliates and the Kelso Affiliates have indicated that they currently intend to tender all of their Debentures in the Offer subject to market conditions, although they are not obligated to do so.

                          SOURCES AND AMOUNT OF FUNDS

  The precise amount of funds required by AMF Bowling to purchase Debentures validly tendered pursuant to the Offer and to pay the fees and expenses related to the Offer will not be known until the Expiration Date. If the Maximum Tender Amount were tendered and purchased the amount of funds required to pay the aggregate Repurchase Price will be approximately $72 million. The funds required to purchase validly tendered Debentures and to pay fees and expenses are to be provided from the proceeds of the Rights Offering.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is for general information only and is based on the federal income tax law now in effect, which is subject to change, possibly retroactively. The following discussion is a summary of certain federal income tax consequences of the Offer and does not discuss all aspects of federal income taxation which may be relevant to any particular holder of Debentures in light of such holder's individual investment circumstances or to certain types of holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and foreign taxpayers) or holders that hold Debentures as a part of a straddle, hedge or synthetic security transaction for federal income tax purposes, nor does it address any state, local or foreign tax consequences. This summary assumes that the holders have held their Debentures as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Each holder of Debentures is urged to consult such holder's tax advisor regarding the specific federal, state, local, and foreign income and other tax consequences of the Offer.

  As used herein, the term "U.S. Holder" means a holder of Debentures that, for United States federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation or partnership formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. The term "Non-U.S. Holder" means any holder of Debentures that is not a U.S. Holder.

U.S. Holders

  A U.S. Holder who sells a Debenture to AMF Bowling pursuant to the Offer will recognize taxable gain or loss equal to the difference between the Repurchase Price and such U.S. Holder's adjusted tax basis in the Debenture. In general, a U.S. Holder's adjusted tax basis in a Debenture will equal its initial investment in the Debenture, increased by any original issue discount (as defined in the Code) ("OID") or market discount (as discussed below) includible in its income during the period it has held the Debenture and reduced by (i) the amount of any payments on the Debenture that are not qualified stated interest payments and (ii) the amount of any amortizable bond premium or acquisition premium applied to reduce interest on the Debenture.

  Except to the extent of any accrued market discount (as discussed below), any gain or loss recognized on the sale of a Debenture pursuant to the Offer should be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder has held the Debenture for more than one year at the time of the sale.

  In the case of an individual U.S. Holder, gain on most capital assets held for more than one year is subject to tax at a maximum rate of 20%. If an individual U.S. Holder recognizes a capital loss on the sale of the Debenture, such loss will be deductible only to the extent of such U.S. Holder's net capital gains from other sources, plus $3,000 of ordinary income. Any disallowed capital loss may be carried forward to subsequent taxable years, subject to the same limitation. In the case of a corporate U.S. Holder, any capital loss realized on the sale of a Debenture will be deductible only to the extent of such U.S. Holder's net capital gain from other sources. Any net capital loss may generally be carried back, subject to certain limitations, to the three immediately preceding taxable years and forward to the five immediately succeeding taxable years.

  An exception to the capital gain treatment described above applies if a U.S. Holder acquired a Debenture at a "market discount." Market discount is the amount by which the U.S. Holder's basis in the Debenture immediately after its acquisition is exceeded by the "revised issue price" of the Debenture (which is generally equal to the issue price of the Debenture plus the amount of OID that has accrued on the Debenture since its issuance). A Debenture will be considered to have no market discount if such excess is less than 1/4 of 1% of the stated redemption price of the Debenture at maturity multiplied by the number of complete years from the U.S. Holder's acquisition date of the Debenture to its maturity date. The gain realized by the U.S. Holder of a market discount Debenture on its sale to AMF Bowling will be treated as ordinary income to the extent that market discount on the Debenture has accrued on a straight-line basis (or, at the election of the U.S. Holder, on a constant interest basis) from its acquisition date to the date of sale, unless the U.S. Holder has elected to include market discount in income currently as it accrues. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.

Non-U.S. Holders

  Except to the extent of any OID accrued while a Debenture was held by a Non-U.S. Holder as described below and subject to the discussion concerning backup withholding, any gain realized by such Non-U.S. Holder on the sale of a Debenture pursuant to the Offer will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with such Non-U.S. Holder's conduct of a trade or business in the U.S. or, in the case of a Non-U.S. Holder that is a resident of a county that has a tax treaty with the U.S. and eligible to obtain the benefits of such treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or (iii) the Non-U.S. Holder is a U.S. expatriate (such as a former citizen or resident of the U.S.) and is subject to certain provisions of U.S. tax law applicable to certain U.S. expatriates.

  An exception to the general rules described above applies if any OID has accrued on a Debenture while such Debenture was held by the Non-U.S. Holder. The gain realized by such Non-U.S. Holder may be subject to U.S. federal income tax to the extent of such OID unless (i) such OID is not effectively connected with such Non-U.S. Holder's conduct of a trade or business in the U.S., (ii) such Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of AMF Bowling and is not a "controlled foreign corporation" (as defined in the Code) with respect to which AMF Bowling is a related person, and (iii) certain Internal Revenue Service certification statements prescribed in the Code, for example, Form W-8, are provided to AMF Bowling or the Depositary.

Information Reporting and Backup Withholding

  U.S. Holders. Proceeds payable to a U.S. Holder on a sale of Debentures pursuant to the Offer may be subject to "backup withholding" at a rate of 31% if (i) the U.S. Holder fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) the U.S. Holder furnishes an incorrect TIN, (iii) the U.S. Holder fails to report properly interest or dividends, or (iv) under certain circumstances, the U.S. Holder fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the U.S.

Holder is not subject to backup withholding. In addition, if the U.S. Holder does not provide AMF Bowling with a correct TIN, the U.S. Holder may be subject to penalties imposed by the IRS. Any amount withheld from a payment under the backup withholding rules will be creditable against the U.S. Holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established.

  Non-U.S. Holders. In the case of a Non-U.S. Holder, backup withholding and additional information reporting will not apply to payments of the Repurchase Price by AMF Bowling if the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither AMF nor the Depositary has actual knowledge that such Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

  The payment of the Repurchase Price to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the Repurchase Price to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

  In the case of the payment of proceeds to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting is required on the payment unless the broker has documentary evidence in the files that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

  Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against its U.S. federal income tax liability, provided that the required information is provided to the Internal Revenue Service.

                                DEALER MANAGER

  Morgan Stanley is acting as the Dealer Manager for AMF Bowling in connection with the Offer. Any questions or requests for assistance may be directed to the Dealer Manager at the address or telephone number set forth on the last page of this Offer to Purchase. The Dealer Manager is also acting as financial advisor to the Board in connection with the recapitalization plan, including the Rights Offering and the Offer. It is also advising the Special Committee on matters relating to the Offer, including the pricing thereof. Morgan Stanley's advice has included assistance in determining the Repurchase Price, the subscription price in the Rights Offering and the impact of the Rights Offering on AMF Bowling and its stockholders from a financial point of view. It has also discussed with management and the Board the possible effects of the Rights Offering and the recapitalization plan, including the Offer. Morgan Stanley also performed analyses to assist the Board in determining the appropriate and desirable pricing and other terms for the Rights Offering and the Special Committee in determining the appropriate and desirable pricing of the Offer.

  Morgan Stanley and some of its affiliates have performed in the past and may perform in the future other financial advisory and investment banking services for the Company. The Company has paid, and may in the future pay, such parties compensation for their services. Morgan Stanley was one of the initial purchasers of the

Debentures when they were issued in May 1998 and is currently a market maker for the Debentures. In addition, Morgan Stanley was an underwriter of the Company's initial public offering in November 1997 (the "IPO"), serving as the qualified independent underwriter for purposes of the rules of the National Association of Securities Dealers, Inc. in the IPO.

                                THE DEPOSITARY

  The Depositary for the Offer is ChaseMellon Shareholder Services, L.L.C. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to one of the addresses or telephone numbers set forth on the last page of this Offer to Purchase.

                               INFORMATION AGENT

  D.F. King & Co., Inc. is acting as the Information Agent for AMF Bowling in connection with the Offer. Requests for copies of the Offer materials should be directed to the Information Agent at the address or telephone number set forth on the last page of this Offer to Purchase.

                               FEES AND EXPENSES

  AMF Bowling has agreed to pay Morgan Stanley a fee of $500,000 for serving as Dealer Manager and financial advisor, as described above. AMF Bowling has also agreed to reimburse reasonable expenses of the Dealer Manager in connection with this Offer.

  The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for reasonable expenses.

  Brokers, dealers (including the Dealer Manager), commercial banks, trust companies and other nominees will be reimbursed by AMF Bowling for customary mailing and handling expenses incurred by them in forwarding material to their customers. AMF Bowling will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Dealer Manager, the Depositary and the Information Agent) in connection with the solicitation of tenders of Debentures pursuant to the Offer.

                                INDEMNIFICATION

  AMF Bowling has agreed to indemnify the Depositary, the Information Agent and the Dealer Manager against certain liabilities, including, in certain cases, under the securities laws.

                                 MISCELLANEOUS

  Directors, officers and regular employees of AMF Bowling (who will not be specifically compensated for such services) and the Dealer Manager may contact Holders by mail, telephone, telex, telegram messages, facsimiles and personal interviews regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Debentures.

  AMF Bowling is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If AMF Bowling becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, AMF Bowling will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, AMF Bowling cannot comply with any such applicable laws, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in such jurisdiction.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates for Debentures and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.

       By Courier:              Registered Mail:              By Hand:

 ChaseMellon Shareholder    ChaseMellon Shareholder     ChaseMellon Shareholder
    Services, L.L.C.            Services, L.L.C.           Services, L.L.C.
85 Challenger Road--Mail      Post Office Box 3301     120 Broadway, 13th Floor
       Drop-Reorg             South Hackensack, NJ        New York, NY 10271
   Ridgefield Park, NJ               07606            Attention: Reorganization
          07660            Attention: Reorganization          Department
Attention: Reorganization          Department
        Department

                                 By Facsimile:
                                (201) 296-4293

                             Confirm by Telephone:
                                (201) 296-4860

  Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal and Notice of Guaranteed Delivery should be directed to the Information Agent at the address and telephone number set forth below:

                            The Information Agent:

                             D.F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 628-8532

  Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone number set forth below:

                              The Dealer Manager:

                       MORGAN STANLEY & CO. INCORPORATED
                                 1585 Broadway
                           New York, New York 10036
                   Attention: Investment Banking Department
                   Telephone No.: (800) 223-2440, ext. 7898

  You may also contact your broker, dealer, commercial bank or trust company or any other nominee for assistance concerning the Offer.